UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

NUSTATE ENERGY HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	87-04496677
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1201 Main Street, Suite 1980, Columbia, South Carolina	29201
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(803) 748-1309

Securities registered under Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which registered each class is to be registered
None	Not applicable

Securities registered under Section 12(g) of the Act:

Common Stock, par value $0.001 per share
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer	□	Accelerated filer	□
Non-accelerated filer	□	Smaller reporting company	☒

NuState Energy Holdings, Inc.
FORM 10

OTHER PERTINENT INFORMATION

Unless specifically set forth to the contrary, when used in this registration statement the terms “NuState", "we"", "our", the "Company" and similar terms refer to NuState Energy Holdings, Inc., a Nevada corporation.  In addition, when used herein and unless specifically set forth to the contrary, “2012” refers to the year ended  September 30, 2012 and “2011” refers to the year ended September 30, 2011.

Additional Information

We are filing this General Form for Registration of Securities on Form 10 to register our common stock, par value $0.001 per share, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. As a result of this registration statement, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and, consequently, will be required to file annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. The registration statement, including exhibits, may be inspected without charge at the SEC’s principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, 100 F Street, NW, Washington, D.C. 20549 upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at l.800.SEC.0330. The SEC maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with it. The address of the SEC’s Website is http://www.sec.gov.

Item 1. Business

Description of Business
We do not have any business or operations and are considered a "shell" company under Federal securities laws.  We are actively seeking to acquire assets or shares of an entity actively engaged in business which generates revenues, in exchange for our securities.  Our purpose is to seek, investigate and, if such investigation warrants, acquire an interest in business opportunities presented to us by persons or firms who or which desire to seek the perceived advantages our company may offer.  We will not restrict our search to any specific business, industry, or geographical location and we may participate in a business venture of virtually any kind or nature.  This discussion of the proposed business is purposefully general and is not meant to be restrictive of our virtually unlimited discretion to search for and enter into potential business opportunities.  Management anticipates that it may be able to participate in only one potential business venture because we have nominal assets and limited financial resources.  This lack of diversification should be considered a substantial risk to our stockholders because it will not permit us to offset potential losses from one venture against gains from another.

We may seek a business opportunity with entities which have recently commenced operations, or which wish to utilize the public marketplace in order to raise additional capital in order to expand into new products or markets, to develop a new product or service, or for other corporate purposes.  We may acquire assets and establish wholly-owned subsidiaries in various businesses or acquire existing businesses as subsidiaries.  We anticipate that the selection of a business opportunity in which to participate will be complex and extremely risky.  Due to general economic conditions, rapid technological advances being made in some industries and shortages of available capital, management believes that there are numerous firms seeking the perceived benefits of a publicly registered corporation.  These perceived benefits may include facilitating or improving the terms on which additional equity financing may be sought, providing liquidity for incentive stock options or similar benefits to key employees, providing liquidity, subject to restrictions of applicable statutes, for all stockholders and other factors. Potentially, available business opportunities may occur in many different industries and at various stages of development, all of which will make the task of comparative investigation and analysis of such business opportunities extremely difficult and complex.

The analysis of new business opportunities will be undertaken by, or under the supervision of, Mr. Kevin Yates, our Chief Executive Officer, who may not be considered a professional business analyst.  Mr. Yates will be the key person in the search, review and negotiation with potential acquisition or merger candidates.  We intend to concentrate on identifying preliminary prospective business opportunities that may be brought to our attention through present associations of Mr. Yates and legal counsel or by our stockholders.  In analyzing prospective business opportunities, we will consider such matters as:

●	the available technical, financial and managerial resources;
●	working capital and other financial requirements;
●	history of operations, if any;
●	prospects for the future;
●	nature of present and expected competition;
●	the quality and experience of management services which may be available and the depth of that management;
●	the potential for further research, development, or exploration;
●	specific risk factors not now foreseeable but which then may be anticipated to impact our proposed activities;
●	the potential for growth or expansion;
●	the potential for profit;
●	the perceived public recognition of acceptance of products, services, or trades; name identification; and
●	other relevant factors.

We will not acquire or merge with any company for which audited financial statements cannot be obtained within the time period prescribed by applicable rules of the United States Securities and Exchange Commission which is presently four business days from the closing date of the transaction.  This requirement for readily available audited financial statement may require us to preclude a transaction with a potential candidate that might otherwise be beneficial to our stockholders.

We will not restrict our search for any specific kind of company, but may acquire a venture that is in its preliminary or development stage, which is already in operation, or in essentially any stage of its corporate life. It is impossible to predict at this time the status of any business in which we may become engaged, in that such business may need to seek additional capital, may desire to have its shares publicly traded, or may seek other perceived advantages which we may offer.  However, we do not intend to obtain funds in one or more private placements to finance the operation of any acquired business opportunity until such time as we have successfully consummated such a merger or acquisition.

In implementing a structure for a particular business acquisition, we may become a party to a merger, consolidation, reorganization, joint venture, or licensing agreement with another corporation or entity.  We may also acquire stock or assets of an existing business.  On the consummation of a transaction, it is possible that our present management and stockholders will no longer be in control of our company.  In addition, our sole director may, as part of the terms of the acquisition transaction, resign and be replaced by new directors without a vote of our stockholders.

We anticipate that any securities issued in any such reorganization would be issued in reliance upon exemption from registration under applicable federal and state securities laws. In some circumstances, however, as a negotiated element of a transaction, we may agree to register all or a part of such securities immediately after the transaction is consummated or at specified times thereafter.  If such registration occurs, of which there can be no assurance, it will be undertaken by the surviving entity after we have successfully consummated a merger or acquisition and we are no longer considered a "shell" company.  Until such time as this occurs, we will not attempt to register any additional securities.  The issuance of substantial additional securities and their potential sale into any trading market which may develop in our securities may have a depressive effect on the value of our securities in the future, if such a market develops, of which there is no assurance.

Identify Potential Merger or Acquisition Candidates
In August 2011, the Company entered into a Share Exchange Agreement (“SEA”) with GLINS International NV (“GLINS”), a Curacao company doing business in the country of Suriname, which would have resulted in a change of control. In December 2011, the closing date of the SEA was extended to July 31, 2012. By mutual agreement, the SEA was terminated in August 2012. The Company continues to have relationships throughout the country of Suriname and anticipates developing  new business arrangements in the future.

The Country of Suriname
General Data
The Republic of Suriname is a country in the north-east part of South America bordered by two rivers, the Corantijne river at the west (Guyana) and the Marowijne river at the east (French Guyana).  Suriname has a coastline of about 350 kilometers and the distance from north to south is about 450 kilometers. Most of the population lives along the coastline in the capital city of Paramaribo. In total, 492,000 people live in Suriname.

One of the smallest, yet most ethnically diverse and ecologically significant nations in Latin America, Suriname  also is one of the Caribbean’s top economic performers. The World Bank recently ranked Suriname among the 10 potentially richest countries. Indeed, its wealth of natural resources is vast yet still largely unexplored, and the country is a net exporter of agriculture products. Tourism is growing as more people become aware of its pristine rainforests and eco-tourism possibilities.

Company Background
The company was incorporated in Nevada as Jaguar Investments, Inc. during October 1987. During March 2003, a wholly owned subsidiary of the Company merged with Freight Rate, Inc., a development stage company in the logistics software business. During May 2003, the Company changed its name to Power2Ship, Inc. During October 2006, the Company merged with a newly formed, wholly owned subsidiary, Fittipaldi Logistics, Inc., a Nevada corporation, with the Company surviving but its name changed to Fittipaldi Logistics, Inc. effective November 2006. During December 2007, the Company merged with a newly formed, wholly owned subsidiary, NuState Energy Holdings, Inc., a Nevada corporation, with the Company surviving but renamed NuState Energy Holdings, Inc. effective December 2007.

The Company has two wholly owned subsidiaries, Commodity Express Transportation, Inc. or CXT, a former provider of truck transportation and third-party logistics services, and Power2Ship Intermodal, Inc. or P2SI, a former provider of intermodal drayage transportation services, which ceased operations in May 2009 and June 2006, respectively. CXT has a wholly owned subsidiary, Commodity Express Brokerage, Inc.

On February 12, 2009, the Company filed Form 15 to terminate registration of its common stock under section 12(g) of the Securities Exchange Act of 1934 and subsequently has not submitted any filings to the Securities and Exchange Commission.

During the period from February 2009 through April 2010, the Company had several changes to its officers and directors and moved its offices twice. Presently, the Company’s Chairman and President, since April 2010, and its Chief Executive Officer, since July 2010, is Kevin Yates. The Company’s headquarters is located at 1201 Main Street, Suite 1980, Columbia, S.C. 29201.

Since April 2010, the Company’s current management developed, and began implementing, the following strategic plan designed to increase the Company’s shareholders’ value:

1.	Improve the Company’s balance sheet by reducing liabilities and regaining use of certain of its intellectual property and software,
2.	Settle litigation, and
3.	Identify potential merger or acquisition candidates with whom the Company could enter into a transaction upon the Company achieving items 1 and 2 above.

This strategic plan has resulted in the following material events:

Reduced Liabilities
Since filing its Form 10-Q for the quarterly period ended September 30, 2008, total liabilities have decreased by $4,787,590 or 49% from $9,687,950 on September 30, 2008 to $4,900,360 on September 30, 2012.

In August 2012, its subsidiaries CXT and P2SI each filed a Voluntary Bankruptcy Petition and Schedules in the United States Bankruptcy Court in the District of South Carolina. On October 19, 2012 the Company was awarded the bankruptcy and will be filing the proper paperwork and as result will reduce its liabilities by $1,494,406.

Regained Use of Intellectual Property
As part of an agreement entered into with Rentar Environmental Solutions, Inc. (“Rentar”) in April 2010, the Company agreed to share with Rentar all right, title and interest in and to intellectual properties and software which it had developed for the worldwide transportation and security industries and had sold in April 2008 to Rentar Logic, a Delaware corporation incorporate Rentar. The Company’s intellectual property also includes two patents titled “Dynamic and Predictive Information System and Method for Shipping Assets and Transport” assigned to it by the inventors, former officers of the Company. The Company’s management believes that this intellectual property may, with some further development, become a viable business opportunity.

Employees
At January 14 2013, we had 1 full time employee.

Item 1A. Risk Factors

The common shares of our Company are considered speculative. You should carefully consider the following risks and uncertainties in addition to other information in this registration statement in evaluating our Company and our business before purchasing our common shares. Our business, operating or financial condition could be harmed due to any of the following risks:

Our auditors have raised substantial doubts as to our ability to continue as a going concern.

Our consolidated financial statements have been prepared assuming we will continue as a going concern. Since inception we have experienced recurring losses from operations, which losses have caused an accumulated deficit of approximately $40 million as of September 30, 2012. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. However, we anticipate that we will continue to incur losses in future periods until we are successful in completing a business combination with an operating entity.  If for some reason we are not able to consummate a business combination within a reasonable period of time, we may not have sufficient resources to continue meeting our reporting obligations with the Securities and Exchange Commission or other obligations which arise from our minimal operations.  If we were to fail to continue to meet our SEC reporting obligations the attractiveness of our vehicle to an operating company would be severely diminished and our ability to consummate a business combination would be in jeopardy.

We currently have a working capital deficit and are uncertain if and when we will be able to pay our current liabilities.

Our working capital deficit was $4,895,439 as of September 30, 2012. We do not have any liquid or other assets that can be liquidated to pay our current liabilities while we continue to incur additional liabilities to our officer and certain service providers who are working to prepare the documents required to be filed with the Securities and Exchange Commission to enable our common shares to be registered for trading. Since we currently have no operations, the only ways we have of paying our current liabilities are to issue our common or preferred shares to our creditors or to issue unsecured promissory notes which may include certain features such as convertibility into common or preferred shares or warrants to purchase additional common or preferred shares in the future.

We currently do not have an operating business and cannot provide any assurance that we will have an operating business in the future.

We currently do not have any operating business.  We continue to incur operating expenses while we consider alternative operating plans.  These plans may include business combinations with or investments in other operating companies, or entering into a completely new line of business. We cannot assure you that we will be able to identify any appropriate business opportunities. Even if we are able to identify business opportunities that our Board deems appropriate, we cannot assure you that such a strategy will provide you with a positive return on your investment, and it may in fact result in a substantial decrease in the value of your stock. These factors will substantially increase the uncertainty, and thus the risk, of investing in our shares.

Our sole officer and director does not devote all of his time and attention to our business which may result in his not being able to identify and consummate an acquisition with an operating company.

Mr. Yates, who serves as our sole officer and director, devotes only approximately 90% of his time to the business and affairs of our company.  Because Mr. Yates is primarily responsible for the identification and consummation of an acquisition of an operating company for us, we are materially dependent upon his efforts on our part.  It is possible that because he does not spend his full time and efforts on our behalf that it may take longer to identify and close an acquisition of an operating company than if he was employed by us on a full-time basis.

We may not be able to identify or fully capitalize on any appropriate business opportunities due to many factors which may negatively impact your investment in our company.

Due to a variety of factors outside of our control, we may not be able to identify or fully capitalize on any business opportunities we may identify. These factors include:

●	competition from other potential acquirers and partners of and investors in potential acquisitions, many of whom may have greater financial resources than we do;
●
in specific cases, failure to agree on the terms of a potential acquisition, such as the amount or price of our acquired interest, or incompatibility between us and management of the Company we wish to acquire; and

●	the possibility that we may lack sufficient capital and/or expertise to develop promising opportunities.

Even if we are able to identify business opportunities that our Board deems appropriate, we cannot assure you that such a strategy will provide you with a positive return on your investment, and may in fact result in a substantial decrease in the value of your stock.

In the event we consummate a transaction with a profitable company, we may not be able to utilize our net operating loss carryover which may have a negative impact on your investment.

If we enter into a combination with a business that has operating income, we cannot assure you that we will be able to utilize all or even a portion of our existing net operating loss carryover for federal or state tax purposes following such a business combination. If we are unable to make use of our existing net operating loss carryover, the tax advantages of such a combination may be limited, which could negatively impact the price of our stock and the value of your investment. These factors will substantially increase the uncertainty, and thus the risk, of investing in our shares.

There are a number of factors related to our common stock which may have an adverse affect on our shareholders.

Shareholders' interests in our Company will be diluted and investors may suffer dilution in their net book value per share if we issue additional shares or raise funds through the sale of equity securities. In the event that we are required to issue additional shares, enter into private placements to raise financing through the sale of equity securities or acquire business interests in the future from the issuance of shares of our common stock to acquire such interests, the interests of existing shareholders in our Company will be diluted and existing shareholders may suffer dilution in their net book value per share depending on the price at which such securities are sold. If we do issue additional shares, it will cause a reduction in the proportionate ownership and voting power of all existing shareholders.

The concentration of share ownership by Company insiders could pose conflicts of interest which may adversely affect all other Company shareholders.

Shareholders with beneficial ownership of at least 5%, senior management and directors have significant ownership of our shares. This concentration could lead to conflicts of interest and difficulties for non-insider investors effecting corporate changes, and could adversely affect our Company's share price and influence all matters submitted to our Company's shareholders for approval. Accordingly, this concentration of ownership may have the effect of delaying, deferring or preventing a change in control of our Company, impeding a merger, consolidation, takeover or other business combination involving our Company or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our Company, which in turn could have a material adverse effect on the market price of our shares. Employee, Director and consultant stock options and warrants could lead to greater concentration of share ownership among insiders and could lead to dilution of share ownership which could lead to depressed share prices.

We have certain provisions in our Articles of Incorporation and Bylaws, and there are other provisions under Nevada law, that may serve to make a takeover of our Company more difficult.

Provisions of our articles of incorporation and bylaws may delay or prevent a takeover which may not be in the best interests of our stockholders.  Provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of Nevada law also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested stockholders.

Our common stock is quoted in the over the counter market on the Pink Sheets.

Our common stock is quoted on the Pink Sheets. Pink Sheets offers a quotation service to companies that are unable to list their securities on an exchange or for companies, such as ours, whose securities are not eligible for quotation on the OTC Bulletin Board. The requirements for quotation on the Pink Sheets are considerably lower and less regulated than those of the OTC Bulletin Board or an exchange. Because our common stock is quoted on the Pink Sheets, it is possible that even fewer brokers or dealers would be interested in making a market in our common stock which further adversely impacts its liquidity.

The tradability of our common stock is limited under the penny stock regulations which may cause the holders of our common stock difficulty should they wish to sell their shares.

Because the quoted price of our common stock is less than $5.00 per share, our common stock is considered a "penny stock," and trading in our common stock is subject to the requirements of Rule 15g-9 under the Exchange Act.  Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.  SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities and this limited liquidity will make it more difficult for an investor to sell his shares of our common stock in the secondary market should the investor wish to liquidate the investment.  In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This registration statement contains forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements.  These factors include, but are not limited to, the impact of the pending bankruptcy of our subsidiaries, our ability to consummate the acquisition of an operating entity and/or assets, our ability to generate revenues and pay our operating expenses, our ability to raise capital as necessary, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors.  Most of these factors are difficult to predict accurately and are generally beyond our control.  You should consider the areas of risk described in connection with any forward-looking statements that may be made herein.  Readers are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review this registration statement in its entirety.  Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.  These forward-looking statements speak only as of the date of this registration statement, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

Item 2.

Management’s Discussion and Analysis of Financial Condition and Results Of Operations

The following discussion of our financial condition and results of operation for 2008 through 2012 should be read in conjunction with the financial statements and the notes to those statements that are included elsewhere in this report. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Item 1A. Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this Form 10-K. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Plan of Operations
Our current business objective is to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly held corporation. Our principal business objective is to achieve long-term growth potential through a combination with a business rather than immediate, short-term earnings. We will not restrict our potential candidate target companies to any specific business, industry or geographical location and, thus, may acquire any type of business.

We do not currently engage in any business activities and do not have any cash resources. As such, the costs of investigating and analyzing business combinations will be paid through capital raises. We also anticipate incurring costs related to the filing of quarterly, annual and other reports with the Securities and Exchange Commission and costs relating to consummating an acquisition. We do not have any firm commitments, however, for the provision of any additional capital to our company to fund these costs.

We may consider a business which has recently commenced operations, is a developing company in need of additional funds for expansion into new products or markets, is seeking to develop a new product or service, or is an established business which may be experiencing financial or operating difficulties and is in need of additional capital. In the alternative, a business combination may involve the acquisition of, or merger with, a company which does not need substantial additional capital, but which desires to establish a public trading market for its shares, while avoiding, among other things, the time delays, significant expense, and loss of voting control which may occur in a public offering.

Any target business that is selected may be a financially unstable company or an entity in its early stages of development or growth, including entities without established records of sales or earnings. In that event, we will be subject to numerous risks inherent in the business and operations of financially unstable and early stage or potential emerging growth companies. In addition, we may effect a business combination with an entity in an industry characterized by a high level of risk, and, although our management will endeavor to evaluate the risks inherent in a particular target business, there can be no assurance that we will properly ascertain or assess all significant risks.

Our management anticipates that it will likely be able to effect only one business combination, due primarily to our limited financing, and the dilution of interest for present and prospective stockholders, which is likely to occur as a result of our management’s plan to offer a controlling interest to a target business in order to achieve a tax free reorganization. This lack of diversification should be considered a substantial risk in investing in us, because it will not permit us to offset potential losses from one venture against gains from another.

We anticipate that the selection of a business combination will be complex and extremely risky. Because of general economic conditions, rapid technological advances being made in some industries and shortages of available capital, our management believes that there are numerous firms seeking even the limited additional capital which we will have and/or the perceived benefits of becoming a publicly traded corporation. Such perceived benefits include, among other things, facilitating or improving the terms on which additional equity financing may be obtained, providing liquidity for the principals of and investors in a business, creating a means for providing incentive stock options or similar benefits to key employees, and offering greater flexibility in structuring acquisitions, joint ventures and the like through the issuance of stock. Potentially available business combinations may occur in many different industries and at various stages of development, all of which will make the task of comparative investigation and analysis of such business opportunities extremely difficult and complex.

Results of Operations for the Three-Month Period ended September 30, 2012 as compare to the Three-Month Period ended September 30, 2011

NuState Energy Holdings, Inc.
RESULTS OF OPERATIONS
			Increase/	Increase/
	Three-month period ended		(Decrease)	(Decrease)
	September 30,		in $ 2012	in % 2012
	2012	2011	vs 2011	vs 2011
Revenue:

Operating expenses:
Selling, general and administrative	121,234	143,928	(22,694)	-15.8%
Total operating expenses	121,234	143,928	(22,694)	-15.8%

Operating loss	121,234	143,928	(22,694)	-15.8%

Other expense:
Decrease in fair value of derivative liabilities	5,556	26,591	(21,035)	-79.1%
Interest expense	(60,931)	(85,792)	(24,861)	29.0%
	(55,375)	(59,201)	(3,826)	6.5%

Net loss from continuing operations	(176,609)	(203,129)	(26,520)	13.1%

Discontinued operations:
Gain on extinguishment of debt	1,494,406	-	1,494,406	NM
Net income from discontinued operations	1,494,406	-	1,494,406	NM

Net income (loss)	1,317,797	(203,129)	1,520,926	NM

NM: Not meaningful

Selling, General, and Administrative Expenses
Selling, general, and administrative expenses primarily consist of compensation to officers, legal and professional fees, and consulting fees.

The decrease in selling, general and administrative expenses during the three-month period ended September 30, 2012, when compared with the prior year, is primarily due to the following:

•
During fiscal 2012, the consulting agreements with two related parties expired. Those contracts were not renewed during the three-month period ended September 30, 2012, resulting in lower consulting fees during the period;

•	This decrease was offset slightly by an increase in legal and professional fees related to the filing of this Form 10 and the bankruptcy filing of our former subsidiaries, CXT and P2SI.

Gain on Extinguishment of Debt
Gain on extinguishment of debt consists of a gain on extinguishment of discontinued of $1,494,406, which resulted from the deconsolidation of our two subsidiaries which filed for bankruptcy during the three-month period ended September 30, 2012.

Decrease in Fair Value of Derivative Liabilities
Decrease in fair value of derivative liabilities results from the changes in the fair value of the derivative liability due to the application of ASC 815, resulting in either income or expense, depending on the difference in fair value of the derivative liabilities between their measurement dates.  The decrease in fair value of derivative liabilities recognized during the three-month periods ended September 30, 2012 and 2011 is primarily due to an increase of our common stock quoted price between measurement dates and during such periods, respectively.  Our common stock quoted price is one of the primary assumptions used in the computation of our derivative liabilities.

Interest Expense
Interest expense represents stated interest of notes and convertible notes payable as well as amortization of debt discount. The decrease in interest expense is primarily due to lower amortization of debt discount during the three-month period ended September 30, 2012, when compared to the prior year period. The decrease is primarily due to the issuance of $150,000 in convertible notes payable during fiscal 2011 with embedded conversion features amounting to approximately $107,000, all of which was amortized prior to the three-month period ended September 30, 2012. The embedded conversion features were accounted for as debt discount and amortized over the terms of the related convertible notes, which ranged between 6 and 12 months.

Results of Operations for the Year ended June 30, 2012 as compared to the Year ended June 30, 2011

NuState Energy Holdings, Inc.
RESULTS OF OPERATIONS
			Increase/	Increase/
	Year ended		(Decrease)	(Decrease)
	June 30,		in $ 2012	in % 2012
	2012	2011	vs 2011	vs 2011

Operating expenses:
Selling, general and administrative	1,042,144	372,189	669,955	180.0%
Total operating expenses	1,042,144	372,189	669,955	180.0%

Operating loss	1,042,144	372,189	669,955	180.0%

Other expense:
Decrease in fair value of derivative liabilities	26,086	14,733	11,353	NM
Interest expense	(307,337)	(223,572)	(83,765)	37.5%
	(281,251)	(208,839)	(72,412)	34.7%

Net loss	(1,323,395)	(581,028)	(742,367)	127.8%

NM: Not meaningful

Selling, General, and Administrative Expenses
Selling, general, and administrative expenses primarily consist of compensation to officers, legal and professional fees, and consulting fees.

The increase in selling, general and administrative expenses during fiscal 2012, when compared with the prior year, is primarily due to the following:

•
During fiscal 2012, we hired an interim Chief Operating Officer with an annual compensation of $120,000. The interim chief operating officer provided services for 12 months during fiscal 2012. We did not have an interim Chief Operating Officer during fiscal 2011. Additionally, a Chairman of the Board’s employment agreement which provides for an annual compensation of $240,000 was effective for 12 months during fiscal 2012 and 8 months during fiscal 2011. During 4 months of fiscal 2011, we suspended this employment agreement due to lack of corporate activity;

•	The increase in compensation was primarily due to finding an acquisition target for our company, time devoted to legal matters, and the preparatory work for this registration statement;
•
The increase in legal fees during fiscal 2012 was primarily from the legal resources we had to devote to settling certain claims from certain vendors and one of our former officers. The settlement occurred in October 2011;

•
Additionally, our professional fees during fiscal 2012 increased primarily as a result of the preparation and the audit of our financial statements in anticipation of this registration statement. No such resources were devoted to this project during fiscal 2011.

Decrease in Fair Value of Derivative Liabilities
Decrease in fair value of derivative liabilities results from the changes in the fair value of the derivative liability due to the application of ASC 815, resulting in either income or expense, depending on the difference in fair value of the derivative liabilities between their measurement dates.  The decrease in fair value of derivative liabilities recognized during fiscal 2012 and 2011 is primarily due to an increase of our common stock quoted price between measurement dates and during such periods, respectively.  Our common stock quoted price is one of the primary assumptions used in the computation of our derivative liabilities.

Interest Expense
Interest expense represents stated interest of notes and convertible notes payable as well as amortization of debt discount. The increase in interest expense is primarily due to higher amortization of debt discount during fiscal 2011 and 2012. The increase is primarily due to the issuance of $237,000 and $150,000 in convertible notes payable during fiscal 2012 and 2011, respectively, with embedded conversion features amounting to approximately $90,000 and $107,000, respectively, of which approximately $159,000 and $33,000 was amortized during fiscal 2012 and 2011, respectively. The embedded conversion features were accounted for as debt discount and amortized over the terms of the related convertible notes, which ranged between 6 and 12 months. Additionally, interest expense increased due to higher weighted average interest bearing debt during fiscal 2012 when compared to the prior year.

Liquidity & Capital Resources
Sources of liquidity and capital resources
	Ending balance at		Average balance during
	September 30,		Three months ended September 30,
	2012	2011	2012	2011
Cash	$ 4,921	$ 19	$ 2,466	$ 6,458
Other receivable	-	315,000	-	315,000

Notes and convertible notes payable,
excluding debt discount	3,058,823	2,446,247	2,922,682	2,307,124

At September 30, 2012 and 2011, 100% of our total assets consisted of cash and cash equivalents and other receivables.

We do not have any material commitments for capital expenditures.

The objective of liquidity management is to ensure that we have ready access to sufficient funds to meet commitments and effectively implement our growth strategy. Our primary sources are financing activities such as the issuance of notes payable and convertible notes payable.  In the past, we have mostly relied on debt and equity financing to provide for our operating needs.

Our other receivable consisted of a judgment in favor of the Company. We do not expect that other receivables will be a significant source of liquidity for the foreseeable future.

We cannot ascertain that we have sufficient funds from operations to fund our ongoing operating requirements through June 30, 2013. We may need to raise funds to enhance our working capital and use them for strategic purposes. If such need arises, we intend to generate proceeds from either debt or equity financing.

We intend to finance our operations using a mix of equity and debt financing. We do not anticipate incurring capital expenditures for the foreseeable future. We anticipate that we will need approximately $300,000 a year to finance recurring costs of being a publicly-traded company.

We are unable to quantify the resources we will need to successfully complete an acquisition.

Going Concern
The accompanying financial statements have been prepared on a going concern basis. The Company has used net cash in its operating activities of approximately $85,000 during the three-month period ended September 30, 2012 and has a working capital deficit of approximately $5 million at September 30, 2012.  The Company's ability to continue as a going concern is dependent upon its ability to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due, to fund possible future acquisitions, and to generate profitable operations in the future, once a merger with an operating company is consummated. Management plans may continue to provide for its capital requirements by issuing additional equity securities and debt and the Company will continue to find possible acquisition target. The outcome of these matters cannot be predicted at this time and there are no assurances that if achieved, the Company will have sufficient funds to execute its business plan or generate positive operating results.

	Three-months ended September 30,
	2012	2011
Cash flows from operating activities

Net income (loss)	$ 1,317,797	$ (203,129)
Non-cash adjustments
Gain on extinguishment of debt	(1,494,406)	-
Other	(1,844)	12,343

Changes in assets and liabilities
Accrued compensation	31,500	81,050
Accrued interest	60,931	46,859
Other	933	-
Net cash used in continuing operations	(85,089)	(62,877)

Cash flows from financing activities
Proceeds from issuance of convertible payable	90,000	50,000
	90,000	50,000

Net variation in cash	$ 4,911	$ (12,877)

Three months ended September 30, 2012

The increase in accrued compensation during the three-month period ended September 30, 2012 is primarily due to slower payments to our officers resulting from a lack of resources to pay such payables timely. The increase in accrued interest during the three-month period ended September 30, 2012 is primarily attributable to the issuance of interest-bearing convertible notes payable during the year.

Cash generated from financing activities consists of proceeds of $90,000 from the issuance of convertible notes payable during the three-month period.

Three months ended September 30, 2011

The increase in accrued interest and accrued compensation during the three-month period ended September 30, 2011 resulted primarily from our lack of financial resources to pay such payables.

Cash provided by financing activities consisted of proceeds of $50,000 from the issuance of convertible notes payable during the three-month period.

Year ended June 30, 2012
Sources of liquidity and capital resources
	Ending balance at
	June 30,		Average balance during
	2012	2011	2012	2011
Cash	$ 10	$ 12,896	$ 6,453	$ 6,466
Other receivable	-	315,000	157,500	315,000

Notes and convertible notes payable,
excluding debt discount	2,923,725	2,364,389	2,644,057	1,888,521

The decrease in other receivable during fiscal 2012 resulted from the receipt of settlement during the period. The decrease in accounts payable during fiscal 2012 is primarily due to the payment of certain liabilities related to such settlement, which were paid upon receipt of the proceeds. Additionally, certain liabilities were satisfied by the issuance of notes payable of $132,000. The increase in accrued interest during fiscal 2012 is primarily attributable to the issuance of interest-bearing convertible notes payable during the year. The increase in accrued compensation during fiscal 2012 is primarily due to slower payments to our officers resulting from a lack of resources to pay such payables timely.

Cash generated from financing activities consists of proceeds of $237,000 from the issuance of convertible notes payable during the year.

Year ended June 30, 2011

The increase in accrued interest and accrued compensation during fiscal 2011 resulted primarily from our lack of financial resources to pay such payables.

Cash provided by financing activities consisted of proceeds of $150,000 from the issuance of convertible notes payable during the year

Obligations under Material Contracts
None.

Seasonality
None.

Inflation
None.

Critical Accounting Policies and Significant Estimates
The SEC recently issued proposed guidance for disclosure of critical accounting policies and estimates.   The Company’s most critical accounting policies relate to derivative liabilities. The SEC defines “critical accounting estimates” as those that require application of management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain and may change in subsequent periods.

The Company’s critical accounting policies are as follows:

Convertible Instruments - The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with ASC 815.

ASC 815 generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments in accordance with EITF 00-19. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument subject to the requirements of ASC 815. ASC 815 also provide an exception to this rule when the host instrument is deemed to be conventional (as that term is described).

The Company accounts for convertible instruments (when it has determined that the embedded conversion options should not be bifurcated from their host instruments) in accordance with the provisions of ASC 470 20 “Debt with Conversion Options” Accordingly, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption. The Company also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note.

The Company believes the certain conversion features embedded in convertible notes payable are not clearly and closely related to the economic characteristics of the Company’s stock price.  Accordingly, the Company has recognized derivative liabilities in connection with such instruments.  The Company uses judgment in determining the fair value of derivative liabilities at the date of issuance at every balance sheet thereafter.  The Company uses judgment in determining which valuation is most appropriate for the instrument (e.g., Black Scholes), the expected volatility, the implied risk free interest rate, as well as the expected dividend rate.

Recently Issued Accounting Pronouncements
Recent accounting pronouncements have been issued but deemed by management to be outside the scope of relevance to the Company.

Off Balance Sheet Arrangements
We do not have any obligations that are not reflected on our balance sheet.

Item 3. Properties

We rent our principal executive offices from an unrelated third party on a month-to-month basis for a monthly rental of $350.00.

Item 4. Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information available to us as of September 30, 2012, ] with respect to the beneficial ownership of the outstanding shares of each class of our voting stock by:

●	each person who is the beneficial owner of more than 5% of the outstanding shares of any class of voting stock;
●	each director
●	each executive officer; and
●	all executive officers and directors as a group.

Unless otherwise indicated, the business address of each person listed is in care of 1201 Main St., Suite 1980, Columbia, SC 29201.  We believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.  Under securities laws, a person is considered to be the beneficial owner of securities he owns and that can be acquired by him within 60 days from September 30, 2012 upon the exercise of options, warrants, convertible securities or other understandings. We determine a beneficial owner's percentage ownership by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person and which are exercisable within 60 days of September 30, 2012, have been exercised or converted.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	% of Class	% Voting Control
Common Stock:
Kevin Yates	60,000,000	14.8%	14.2%
All officers and directors as a group (one person)	60,000,000	14.8%	14.2%
The Amber Capital Fund Ltd (2)	48,077,613	12.8%	12.2%
Carmelo Luppino (3)	43,372,941	11.6%	11.1%
Michael Garnick (4)	38,774,426	11.3%	10.7%
Arthur Notini (5)	36,016,978	9.9%	9.5%
Adamas Fund LLLP (6)	29,390,000	8.2%	7.8%

Robert F. Green, Jr. (7)	24,793,422	7.1%	6.8%
Elisha Cheung (8)	27,970,738	8.1%	7.7%
Richard Hersh (9)	21,634,528	5.9%	5.7%

Series Y Convertible Preferred Stock:
Kevin Yates	-	0%	0.0%
All officers and directors as a group (one person)	-	0%	0.0%
Richard Hersh (9)	87,000	100%	5.7%

Total Votes	361,713,187

*  represents less than 1%

1
Percent of Voting Control is based upon the number of issued and outstanding shares of our common stock and our Series Y Convertible Preferred Stock on September 30, 2012. On that date we had 387,216,535 outstanding shares of common stock with one vote per share and 87,000 shares of Series Y Convertible Preferred Stock with 200 votes per share for an aggregate of 354,616,535 votes.

2	Michael B. Collins is a control person of The Amber Capital Fund Ltd. which is located at 5 Park Road, Hamilton, Bermuda HM09. Its beneficial ownership includes:
●	3,000,000 shares underlying a warrant exercisable at $0.025 per share that expires on May 15, 2015,
●	21,000,000 shares underlying $55,000 of 12% unsecured convertible notes, a $25,000 18% unsecured convertible note and a $25,000 12% unsecured convertible note all of which convert at $0.005 per share,
●	5,500,000 shares underlying warrants issuable upon conversion of $55,000 of unsecured convertible notes at $0.025 per share that expires on the three-year anniversary of the notes conversion dates,
●
1,500,000 shares underlying a $15,000 convertible debenture at a conversion price of $0.01 per share based on 50% of the average closing price per share for the ten trading days immediately prior to the date the Company receives a notice of conversion from Investor but in no event less than $0.01 per share.

3	Mr. Luppino’s address is 77 Sheather Road, Mt. Kisko, New York 10549. Mr. Luppino is the control person of Luppino Landscaping & Masonry, LLC. His beneficial ownership includes:
●	1,000,000 shares of common stock underlying a warrant exercisable at $0.025 per share that expires on November 1, 2014,
●	6,550,000 shares of common stock underlying a warrant exercisable at $0.025 per share that expires on May 25, 2015,
●	14,000,000 shares underlying $45,000 of 12% unsecured convertible notes and $25,000 of 18% unsecured that convert at $0.005 per share and
●
2,500,000 shares underlying a warrant issuable upon conversion of $20,000 of a 12% unsecured convertible note that is exercisable at $0.025 per share and expires on the three-year anniversary of the note conversion date.

●	In addition, his beneficial ownership related to Luppino Landscaping & Masonry, LLC includes:
●	666,667 shares underlying a warrant exercisable at $0.025 per share that expires on May 15, 2015
●	4,000,000 shares underlying a $20,000 12%, unsecured convertible note that converts at $0.005 per share and
●
2,000,000 shares underlying warrants issuable upon conversion of a $20,000 12% unsecured convertible note exercisable at $0.025 per share that expires on the three-year anniversary of the note conversion date.

4	Mr. Garnick’s address is 1590 Stockton Road, Meadowbrook, Pennsylvania 19046.
5	Mr. Notini’s address is 1055 Mammoth Road, Dracut, Massachusetts 01826. His beneficial ownership includes:
●	4,333,333 shares underlying a warrant exercisable at $0.025 per share that expires on May 25, 2015,
●
2,000,000 shares underlying a warrant issuable upon conversion of $20,000 of 12% unsecured convertible notes that are exercisable at $0.025 per share and expire on the three-year anniversary of the notes conversion dates,

●	11,000,000 shares underlying a $25,000 18% unsecured convertible note and $30,000 of 12% unsecured convertible notes all of which are convertible at $0.005 per share,
●
1,666,700 shares underlying $16,667 of convertible debentures at a conversion price of $0.01 per share based on 50% of the average closing price of our common stock for the ten trading days immediately preceding the date the Company receives a notice of conversion from Investor but in no event less than $0.01 per share,

●	2,000,000 shares underlying 10 shares of Series F preferred stock costing an aggregate of $50,000 that are convertible at $0.025 per share and
●	33,200 shares underlying 332 shares of Series C preferred stock costing an aggregate of $9,960 that are convertible at $0.30 per share.
6
Mr. Harvey Altholtz is the General Partner of Wealth Strategy Partners LLP which is the General Partner of the Adamas Fund, LLLP. Wealth Strategy Partners LLP is located at 1800 Second St., Suite 758, Sarasota, Florida 34236. Its beneficial ownership includes 15,000,000 shares of common stock underlying 30,000 shares of Series I preferred stock convertible at 500 common shares per preferred share.

7	Mr. Green’s address is 607 Dwyer Avenue, Arlington Heights, Illinois 60005. His beneficial ownership includes:
●	500,000 shares underlying a warrant exercisable at $0.025 per share that expires on November 1, 2014,
●	783,333 shares underlying a warrant exercisable at $0.025 per share that expires on May 25, 2015 and
●	2,400,000 shares underlying a $12,000 12% unsecured convertible note that converts at $0.025 per share.
8	Mr. Cheung’s address is 11709 Shadow Drive, Dublin, California 94568. His beneficial ownership includes:
●
1,500,000 shares underlying a warrant issuable upon conversion of $15,000 of 12% unsecured convertible notes that are exercisable at $0.025 per share and expires on the three-year anniversary of the note conversion date and

●	10,000,000 shares underlying $25,000 of an 18% unsecured convertible note and $25,000 of 12% unsecured convertible notes all of which are convertible at $0.005 per share.
9	Mr. Hersh’s address is 13704 NW 23rd Court, Sunrise, Florida 33323. His beneficial ownership includes:
●	11,000,000 shares of common stock underlying a warrant exercisable at $0.025 per share which expires on May 25, 2015,
●	9,000,000 shares of common stock underlying a warrant exercisable at $0.01 per share which expires on March 4, 2013 and
●	1,000,000 shares of common stock underlying Series D convertible preferred stock convertible at $0.025 per share owned my Mr. Hersh’s spouse.

Item 5. Directors and Executive Officers

All directors of our company hold office until the next annual meeting of the security holders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position	Age	Date First Elected or Appointed
Mr. Kevin Yates	Chairman of the Board of Director Chief Executive Officer	47	April, 2010 July, 2010

Business Experience
Mr. Kevin Yates has served as Chairman of the Company’s Board of Directors since April 2010 and as the Company’s Chief Executive Officer, Treasurer and Secretary since July 2010. Mr Yates formally served as Chief Operating Officer of the company in 2006-2007.

For the past eight years, Mr. Yates has served as President and Director of PocketMD, where he transformed a struggling mobile solution provider into a key market segment leader.

Mr. Yates’ greatest strength is assembling all-star talent and building strategic relationships. He devotes approximately 90% of his time to the business and affairs of our company. Mr. Yates experience in working with public companies Operational strategy and go to market plan have paved the way to him becoming a valuable asset to the Company.

There are no family relationships among our directors or executive officers.

Item 6. Executive Compensation

Summary Compensation Table
The following table summarizes all compensation recorded by us in the two completed fiscal years for:
a.	our principal executive officer or other individual serving in a similar capacity;
b.
our two most highly compensated executive officers other than our principal executive officer who were serving as executive officers at September 30, 2012 as that term is defined under Rule 3b-7 of the Securities Exchange Act of 1934; and

c.	up to two additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as an executive officer at September 30, 2012.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Other Compensation ($)	Stock Awards ($)	Option Awards ($)	Total ($)
CEO Kevin Yates, Chairman of the Board	2011	$9,500	$36,000	N/A	N/A	$45,500
CEO Kevin Yates, Chairman of the Board Chairman of the Board	2012	$1,500	$164,400	N/A	N/A	$165,900

1.
Other compensation for Mr. Yates during fiscal 2011 and 2012 represented funds paid to Mobile Software Team, LLC and C3I Services, LLC, related parties by means of common ownership and management to the Company during fiscal 2012 and 2011. The related parties provided assistance to Mr. Yates in his duties.

Employment Agreements and Narrative Regarding Executive Compensation

Kevin Yates’ employment agreement

On May 6, 2010, we entered in an executive employment agreement with Kevin Yates, as our President.  The agreement provides for the following, among other things:

●	Base annual salary of $240,000;

●	Base salary may increase from time to time with the approval of our Compensation Committee;

●	Grant of options convertible in 60,000,000 shares of our common stock and exercisable at $0.0025 per share;

●	Termination clause: upon death, retirement or permanent disability of Kevin Yates, or at any time by us, or upon thirty-day notice by Kevin Yates

●
If the employment is terminated by Kevin Yates for good reason, as defined, or by us, other than for cause, as defined, death, retirement or permanent disability of Kevin Yates, Kevin yates is entitled to two years base salary (currently, the equivalent of $480,000) and unpaid bonuses or incentive compensation, if any.

On June 3, 2010, Kevin Yates and us suspended the employment agreement for lack of corporate activity.  On October 30, 2010, the employment agreement was reinstated. On April 30, 2010, we entered in a consulting agreement with Mobile Software Team, LLC (‘Mobile Software”).  Kevin Yates, our Chairman of the Board is also a managing member of Mobile Software.   The agreement provides for the following, among other things:

●	Base annual consulting fee of $120,000;

●	Grant of warrants convertible in 5,000,000 shares of our common stock at an exercise price of $0.005 per share.

●	Termination clause: the earliest of April 30, 2012, the date we become a reporting company, or upon 30 day written notice by each party.

Mobile Software used the proceeds from the consulting agreement to pay certain of our operating expenses.

Will William’s consulting agreement
On July 1, 2011, we entered in a consulting agreement with Williams Global Holdings, LLC.  The agreement provided for the following:

●	Will Williams would act as the Interim Chief Operating Officer for the duration of the agreement;

●	Base annual consulting fee of $120,000;

●	Grant of warrants convertible in 5,000,000 shares of our common stock at an exercise price of $0.005 per share.

●	Termination clause: the earliest of July 1, 2013, or upon 30 day written notice by each party.

Stock Option Plan
In January 2001, we adopted the 2001 Employee Stock Compensation Plan, or the Plan. The Plan provided for stock compensation through the award of shares of our common stock.

Our board of directors could appoint a Compensation Committee of the board of directors to administer the Plan. In the absence of such appointment, the board of directors was responsible for the administration of the Plan. We did not appoint a Compensation Committee to administer the plan. The board of directors had the sole power to award shares of common stock under the Plan, as well as determining those eligible to receive an award of Plan shares. Awards of shares under the Plan may be made as compensation for services rendered, directly or in lieu of other compensation payable, as a bonus in recognition of past service or performance or may be sold to an employee.

The maximum number of shares which may be awarded under the plan is 5,000,000. Awards were generally granted to:

●	executive officers, officers and directors (including advisory and other special directors);
●	full-time and part-time employees;
●	natural persons engaged by us as a consultant, advisor or agent;
and;
●	a lawyer, law firm, accountant or accounting firm, or other professional or professional firm engaged by us.

Grants to employees may be made for cash, property, services rendered or other form of payment constituting lawful consideration under applicable law. Shares awarded other than for services rendered may not be sold at less than the fair value of our common stock on the date of grant.

The plan terminated in January 2011.  The board of directors had absolute discretion to amend the plan with the exception that the board had no authority to extend the term of the plan, to increase the number of shares subject to award under the plan or to amend the definition of "Employee" under the plan.

Outstanding Equity Awards at Fiscal Year End
The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer outstanding at June 30, 2012]:

Option Awards						Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested (#)
Kevin Yates	60,000,000			0.0025	06/05/13
	5,000,000	(1)		0.005	09/01/14

1	5,000,000 warrants, exercisable at $0.005 per share, expiring in September 2014, issued to Mobile Software Team, a related party by common ownership and management with the Company.

Director Compensation
Our Board of Directors is comprised of Mr. Yates, who is also an executive officer of our company, and does not receive any compensation specifically for his Board services.

Item 7. Certain Relationships and Related Transactions, and Director Independence

THERE WERE NO TRANSACTIONS DURING 2012, OR ANY CURRENTLY PROPOSED TRANSACTION, IN WHICH WE WERE OR ARE TO BE A PARTICIPANT AND THE AMOUNT INVOLVED EXCEEDS $120,000, AND IN WHICH ANY RELATED PERSON HAD OR WILL HAVE A DIRECT OR INDIRECT MATERIAL INTEREST.

Director Independence
Our sole director is not considered “independent” within the meaning of meaning of Rule 5605 of the NASDAQ Marketplace Rules.

Item 8. Legal Proceedings

We know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matter

Our current market price on OTC Pink was $0.0005 on January 11, 2013.

Market Information
Our common shares are quoted on the Pink Sheets (OTC Pink) Quotation System under the symbol “NSEH”, but trade infrequently.

The high and low bid prices of our common stock for the periods indicated below are as follows:

Quarter Ended	High	Low
September 30, 2012	0.0018	0.0005
June 30, 2012	0.0018	0.0007
March 31, 2012	0.0019	0.0005
December 31, 2011	0.0029	0.0003
September 30, 2011	0.0035	0.0007
June 30, 2011	0.0032	0.0011
March 31, 2011	0.0036	0.0016
December 31, 2010	0.0046	0.0011
September 30, 2010	0.006	0.001

Holders
As of January 14, 2013 there were 435 shareholders of record.

Dividends
We have not paid any cash dividends to date and do not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the development of our business.

The holders of Series B Preferred Stock are entitled to receive annual dividends of 10% payable in cash or shares of our common stock, at our option.

At September 30, 2012, we have not declared the payment of dividends on the Series B Preferred Stock aggregating approximately $355,000.

Securities Authorized for Issuance under Equity Compensation Plans.

The following table sets forth securities authorized for issuance under any equity compensation plans approved by our stockholders as well as any equity compensation plans not approved by our stockholder as of September 30, 2012.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Plan category

Plans approved by our shareholders:
2012 Employee Stock Compensation Plan	0	0	0
Plans not approved by stockholders	0	0	0

Item 10. Recent Sales of Unregistered Securities

During the three-month period ended December 31, 2009, we issued 2,000,000 shares of our common stock to a consultant for services performed at a fair value of $4,800, or $0.0024 per share. This private transaction is exempt from registration under the Securities Act of 1933 in reliance on exemptions provided by Section 4(2) of that Act.

During the three-month period ended December 31, 2009, we issued 2,000,000 shares of our common stock to an accredited investor pursuant to a private placement which generated gross proceeds of $5,000, or $0.0025 per share. This private transaction is exempt from registration under the Securities Act of 1933 in reliance on exemptions provided by Section 4(2) of that Act.

During the three-month period ended June 30, 2010, we issued 2,000,000 shares of our common stock to an accredited investor pursuant to a private placement which generated gross proceeds of $5,000, or $0.0025 per share. This private transaction is exempt from registration under the Securities Act of 1933 in reliance on exemptions provided by Section 4(2) of that Act.

During the period of November 30, 2010 to August 8, 2011, we issued convertible notes payable to ten accredited investors and one company at a fair value of $200,000. This private transaction is exempt from registration under the Securities Act of 1933 in reliance on exemptions provided by Section 4(2) of that Act.

During the three-month period ended September 30, 2011, we issued convertible notes payable to four accredited investors at a fair value of $50,000. This private transaction is exempt from registration under the Securities Act of 1933 in reliance on exemptions provided by Section 4(2) of that Act.

During the three-month period ended December 31, 2011, we issued a convertible note payable to an entity affiliated with the former officer.  The note payable is due the earlier of 1) 180 days following our merger with an acquisition candidate or 2) January 1, 2013.  If on the due date, the price per share of our common stock is more than $0.05 per share, we have the option to convert such note by issuing shares of our common stock at their then market price.  If the obligations under the note are not satisfied by January 1, 2013, the amount payable under the note increases to $150,000. This private transaction is exempt from registration under the Securities Act of 1933 in reliance on exemptions provided by Section 4(2) of that Act.

During the three-month period ended June 30, 2012, we issued 15,713,960 warrants to four consultants for services performed at a fair value of $103,284, or $0.006 per share. This private transaction is exempt from registration under the Securities Act of 1933 in reliance on exemptions provided by Section 4(2) of that Act.

During the three-month period ended June 30, 2012, we issued 15,333,333 warrants to five accredited investors for interest at a fair value of $92,000, or $0.006 per share. This private transaction is exempt from registration under the Securities Act of 1933 in reliance on exemptions provided by Section 4(2) of that Act.

During the period of November 14, 2011 to September 30, 2012, we issued convertible notes payable to nine accredited investors at a fair value of $277,000. These notes are convertible at a rate of $0.005 per share and mature between September 2012 and June 2013. Upon conversion, these convertible note payable holders are entitled to 27,700,000 warrants with a fair value of $0.025 per share, maturing 3 years from the date of conversion. This private transaction is exempt from registration under the Securities Act of 1933 in reliance on exemptions provided by Section 4(2) of that Act.

In January 2013 we issued 5,000,000 shares of our common stock to an accredited investor to satisfy accrued compensation at a fair value of $250,000. This private transaction is exempt from registration under the Securities Act of 1933 in reliance on exemptions provided by Section 4(2) of that Act.

Item 11. Description of Registrant’s Securities to be Registered

General
Our authorized capital stock consists of 750,000,000 shares of common stock at a par value of $0.001 per share and 1,000,000 shares of preferred stock, par value $0.01 per share, issuable in such series, and with such designations, rights and preferences as shall be determined by our Board of Directors from time to time.  As of September 30, 2012, we have designated the following series of preferred stock:

Shares Authorized
Preferred B	200,000
Preferred C	20,000
Preferred D	40
Preferred F	500,000
Preferred G	6
Preferred H	1,600
Preferred I	100,000
Preferred J	80
Preferred Y	87,000

Preferred Stock
All issued and outstanding shares of the Company's preferred stock has a par value of $0.01 per share and rank prior to any class or series of the Company's common stock as to the distribution of assets upon liquidation, dissolution or winding up of the Company or as to the payment of dividends, except for Series Y Preferred Stock.

Series B Preferred Stock
The Series B Preferred Stock has a stated value of $5.00 per share. Each share of Series B preferred Stock is convertible in 20 shares of the Company's common stock. In addition, the holders of the preferred stock are entitled to receive annual dividends of 10% payable in cash or shares of the Company's common stock, at the Company’s option.

At June 30, 2012, the Company has not declared the payment of dividends aggregating approximately $299,000.

Series C Preferred Stock
The Series C Preferred Stock has a stated value of $30.00 per share. Each share of Series C Preferred Stock is convertible in 100 shares of the Company's common stock.

Series D Preferred Stock
The Series D Preferred Stock has a stated value of $25,000 per share. Each share of the Series D preferred Stock is convertible in 1,000,000 shares of the Company's common stock. In addition, the holders of the Series D Preferred Stock are entitled to receive a participation interest in the annual net profits generated from any future business activities undertaken by the Company in Brazil.

Series F Preferred Stock
The Series F Preferred Stock has a stated value of $5,000 per share. Each share of Series F Preferred Stock is convertible in 200,000 shares of the Company's common stock.

Series G Preferred Stock
The Series G Preferred Stock has a stated value of $25,000 per share. Each share of Series G Preferred Stock is convertible in 1,000,000 shares of the Company's common stock. In addition, the holders of the preferred stock are entitled to receive a participation interest in the annual net profits generated from any future business activities undertaken by the Company in Brazil.

Series H Preferred Stock
The Series H Preferred Stock has a stated value of $1,000 per share. Each share of Series H Preferred Stock is convertible in 1,000,000 shares of the Company's common stock.

Series I Preferred Stock
The Series I Preferred Stock has a stated value of $10.00 per share. Each share of Series I Preferred Stock is convertible into 500 shares of the Company's common stock.

During fiscal 2010, the Company and the beneficiary of 70,000 shares of Series I Preferred Stock held in escrow agreed that such beneficiary would return such shares to the Company’s treasury.

Series J Preferred Stock
The Series J Preferred Stock has a stated value of $2,500 per share. Each share of the Series J Preferred Stock is convertible into the Company’s common shares using a conversion price equal to 50% of the average closing price of the Company's common stock for the ten trading days immediately preceding the conversion date, although in no instance less than $0.01 per share or greater than $0.03 per share.

Series Y Preferred Stock
The Series Y Preferred Stock has a stated value and par value of $.01 and has no liquidity preference. Each share of Series Y Preferred Stock has 200 votes per share and has the right to vote with the common shareholders in all matters. The shares are convertible into 230,405 shares of the Company's common stock at the holder's option.  The shares are held by one of the Company’s former Chairman of the Board.

Common Stock
Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders.  Holders of common stock do not have cumulative voting rights.  Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor.  In the event of a liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.  All of the outstanding shares of common stock are fully paid and non-assessable. Holders of common stock have no preemptive rights to purchase our common stock.  There are no conversion or redemption rights or sinking fund provisions with respect to the common stock

Item 12. Indemnification of Directors and Officers

The Nevada Revised Statutes allows us to indemnify each of our officers and directors who are made a party to a proceeding if:

(a) the officer or director conducted himself or herself in good faith;

(b) his or her conduct was in our best interests, or if the conduct was not in an official capacity, that the conduct was not opposed to our best interests; and

(c) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful.  We may not indemnify our officers or directors in connection with a proceeding by or in our right, where the officer or director was adjudged liable to us, or in any other proceeding, where our officer or director are found to have derived an improper personal benefit.

Our by-laws require us to indemnify directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described above.

Item 13. Financial Statements and Supplementary Data

We set forth below a list of our audited financial statements included in this Registration Statement on Form 10.

i	Audited Financial Statements of NuState Energy Holdings, Inc. for the year ending June 30, 2012.
a	NuState Financials June 30, 2012
b	Notes to the Financial Statements June 30, 2012
ii	Audited Financial Statements of NuState Energy Holdings, Inc. for the twelve-month period ending June 30, 2011.
a	Financials June 30, 2011
b	Notes to the Financial Statements June 30, 2011

We set forth below a list of our unaudited financial statements included in this Registration Statement on Form 10.

i	Unaudited Financial Statements of NuState Energy Holdings, Inc. for the quarter ending September 30, 2012 and 2011.

The financial statements follow the signature page to this Registration Statement on Form 10.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 15. Financial Statements and Exhibits

The financial statements included in this Registration Statement on Form 10 are listed in Item 13 and commence following the signature page to this Registration Statement on Form 10.

Exhibit          Description of Exhibit
No.

2.1	Merger Agreement Between Jaguar Investments, Inc., Freight Rate, Inc., and Jag2 Corporation (1)

2.2	Agreement and Plan of Merger Between Fittipaldi Logistics, Inc. and State Petroleum Distributors, Inc. (30)

3.1	Articles of Incorporation (2)

3.2	Certificate of Amendment to Articles of Incorporation (3)

3.3 Certificate of Amendment to the Articles of Incorporation (4)

3.4	Certificate of Voting Powers, Designations, Preferences and Rights to Series B Convertible Preferred Stock
(10)

3.5	Certificate of Voting Powers, Designations, Preferences and Rights to Series C Convertible Preferred Stock (10)
3.6	Certificate of Voting Powers, Designations, Preferences and Rights to Series Y Preferred Stock (5)

3.7	Certificate of Correction of Certificate of Voting Powers, Designations, Preferences and Right to Series Y Preferred Stock (5)

3.8 Certificate of Amendment to Articles of Incorporation Increasing Authorized Shares of Common Stock to 250,000,000 filed on August 13, 2004 (9)

3.9	Certificate of Voting Powers, Designations, Preferences and Rights to Preferred Stock of Series X Convertible Preferred Stock (5)

3.10	Bylaws (2)

3.11	Amended Bylaws dated March 31, 2003 (5)

3.12 Certificate to Set Forth Designations, Preferences and Rights to Series D Convertible Preferred Stock (23)

3.13 Certificate to Set Forth Designations, Preferences and Rights to Series E Convertible Preferred Stock (29)

3.14 Certificate to Set Forth Designations, Preferences and Rights to Series F Convertible Preferred Stock (29)

3.15 Certificate to Set Forth Designations, Preferences and Rights to Series G Convertible Preferred Stock (29)

3.16	Certificate to Set Forth Designations, Preferences and Rights to Series H Convertible Preferred Stock (29)

3.17	Certificate to Set Forth Designations, Preferences and Rights to Series I Convertible Preferred Stock (29)

3.18	Certificate to Set Forth Designations, Preferences and Rights to Series J Convertible Preferred Stock **

4.1 Form of Common Stock Purchase Warrant to Newbridge Securities Corporation for Business Advisory Agreement (10)

4.2	$1,747,000 principal amount 14.25% secured convertible debenture (10)

4.3	$2,000,000 principal amount Series B 5% secured convertible debenture (6)

4.4	Form of non-plan option agreement (10)

4.5 Form of common stock purchase warrant (10)

4.6	Form of Common Stock Purchase Warrant re: 14.25% secured convertible debentures (10)

4.7 Form of Common Stock Purchase Warrant issued to Newbridge Securities Corporation as Placement Agent for 14.25% secured convertible debentures (10)

4.9	Form of Series C 10% unsecured convertible debenture (20)

4.10	Form of Warrant for Series C 10% unsecured convertible debenture offering (20)

4.11	Form of Series D 8% unsecured convertible debenture (22)

4.12 Form of Warrant for Series D 8% unsecured convertible debenture (22)

4.13	Articles of Merger between Power2Ship, Inc. and Fittipaldi Logistics, Inc. (25)

4.14 Form of Term Sheet for Purchase of Outstanding Debentures (Version 2) (28)

4.15	Form of Term Sheet for Purchase of Outstanding Debentures (Version 1) (28)

4.16	Form of Non-Plan Stock Option Agreement for Employees (29)

4.17	Form of Non-Plan Stock Option Agreement for Executives (29)

4.18	Articles of Merger between Fittipaldi Logistics, Inc. and NuState Energy Holdings, Inc. (31)

10.1	Securities Purchase Agreement (6)

10.2	Investor Registration Rights Agreement (6)

10.4	2001 Employee Stock Compensation Plan (3)

10.6	Employment Agreement with Richard Hersh (8)

10.10	Form of Intellectual Property Assignment Agreement between Power2Ship, Inc. and each of Richard Hersh, Michael J. Darden and John Urbanowicz (10)

10.11	Security Agreements for 14.25% secured convertible debentures (10)

10.12 Registration Rights Agreement for 14.25% secured convertible debentures (10)

10.15 Asset Purchase Agreement with GFC, Inc. (14)

10.17 Mutual Agreement with Commodity Express Transportation, Inc. (15)

10.26 Asset Purchase Agreement with GFC, Inc. (16)

10.28 Form of Unsecured Promissory Note (13)

10.34 Separation and Severance Agreement with Richard Hersh (23)

10.35 Consulting Agreement with Richard Hersh (23)

10.38 Consulting Agreement with David S. Brooks and S. Kevin Yates (as amended) (23)

10.49	Software Transaction Agreement Between NuState Energy Holdings, Inc., Rentar Environmental Solutions, Inc. and the organizers of a new company to be formed (33)

10.50	Capital Contribution Agreement Between Rentar Logic, Inc., Rentar Environmental Solutions, Inc. and NuState Energy Holdings, Inc. (33)

10.51	Rentar Logic, Inc. Shareholders Agreement (33)

10.52	Voting Trust Agreement Between Rentar Logic, Inc., Rentar Environmental Solutions, Inc. and NuState Energy Holdings, Inc. (33)

10.53	NuState/Rentar Agreement April 2010

10.54	Employment Agreement with Kevin Yates
+ Mobile Software
+ C3i

10.xx	Consulting Agreement with Will Williams

14.1	Code of Ethics (11)

21.1	Subsidiaries of Registrant (20)

** Filed herewith

Fix these references and numbers when exhibit list is complete.

(1)	Incorporated by reference to Current Report on Form 8-K filed on March 26, 2003.
(2)	Incorporated by reference to registration statement on Form 10-SB, as amended.
(3)	Incorporated by reference to definitive Schedule 14C Information Statement filed on February 2, 2001.
(4)	Incorporated by reference to definitive Schedule 14C Information Statement filed on April 22, 2003.
(5)	Incorporated by reference to Annual Report on Form 10-K for the fiscal year ended December 31, 2002.
(6)	Incorporated by reference to Current Report on Form 8-K filed on July 8, 2004.
(7)	Incorporated by reference to Current Report on Form 8-K filed on January 3, 2002.
(8)	Incorporated by reference to Quarterly Report on Form 10-QSB for the period ended March 31, 2003.
(9)	Incorporated by reference to Preliminary Information Statement on Schedule 14C filed on July 8, 2004.
(10)	Incorporated by reference to registration statement on Form SB-2, SEC File No. 333-118792, filed on September 3, 2004.
(11)	Incorporated by reference to Amendment No. 1 to registration statement the Form SB-2, SEC File No. 333-118792, filed on October 20, 2004.
(12)	Incorporated by reference to Amendment No. 3 to the registration statement on Form SB-2, SEC File No. 333-118792, filed on December 15, 2004.
(13)	Incorporated by reference to Quarterly Report on Form 10-QSB for the period ended December 31, 2004 filed on February 14, 2005.
(14)	Incorporated by reference to Current Report on Form 8-K/A filed on February 25, 2005.
(15)	Incorporated by reference to Current Report on Form 8-K filed on March 25, 2005.
(16)	Incorporated by reference to Current Report on Form 8-K filed on March 28, 2005.
(17) Incorporated by reference to Quarterly Report on Form 10-QSB for the period ended March 31, 2005.
(18) Incorporated by reference to Current Report on Form 8-K filed on June 3, 2005.
(19) Incorporated by reference to Current Report on Form 8-K filed on July 28, 2005.

(20)	Incorporated by reference to registration statement on Form SB-2, SEC File No. 333-131832 filed on February 14, 2006.
(21)	Incorporated by reference to Current Report on Form 8-K filed on February 17, 2006.
(22)	Incorporated by reference to Amendment No. 1 to registration statement the Form SB-2, SEC File No. 333-131832 filed on May 5, 2006.
(23)	Incorporated by reference to Annual Report on Form 10-K for the fiscal year ended June 30, 2006 filed on October 13, 2006.
(24)	Incorporated by reference to Current Report on Form 8-K filed on October 17, 2006.
(25)	Incorporated by reference to Current Report on Form 8-K filed on October 24, 2006 (Note: Exhibit 4.13 is incorrectly numbered in filing as 4.1).
(26)	Incorporated by reference to Current Report on Form 8-K filed on January 26, 2007 (Note: Exhibit 10.41 is incorrectly numbered in filing as 10.40).
(27)	Incorporated by reference to Current Report on Form 8-K filed on April 30, 2007 (Note: Exhibit 10.44 is incorrectly numbered in filing as 10.40).
(28)	Incorporated by reference to Current Report on Form 8-K filed on July 25, 2007 (Note: Exhibit 4.15 is incorrectly numbered in filing as 4.13).
(29)	Incorporated by reference to Annual Report on Form 10-KSB filed on October 15, 2007
(30)	Incorporated by reference to Current Report on Form 8-K filed on November 15, 2007
(31)	Incorporated by reference to Current Report on Form 8-K filed on December 31, 2007
(32)	Incorporated by reference to Current Report on Form 8-K filed on March 25, 2008
(33)	Incorporated by reference to Current Report on Form 8-K filed on June 13, 2008
(34)	Incorporated by reference to Current Report on Form 8-K filed on October 16, 2008 (Note: Exhibit 10.49 is incorrectly numbered; it should have been 10.54).

Signatures

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly cased this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

NuState Energy Holdings, Inc.

Date: January 14, 2013

By: /s/ Kevin Yates
Kevin Yates, Chief Executive Officer

TABLE OF CONTENTS

Reports of Independent Registered Public Accounting Firms                                                                                                           F-2-3

Financial Statements:

           Consolidated Balance Sheets                                                                                                                                               F-4

           Consolidated Statements of Operations                                                                                                                                F-5

           Consolidated Statements of Changes in Shareholders' Equity (Deficit)                                                                                   F-6

           Consolidated Statements of Cash Flows                                                                                                                               F-7

           Notes to Consolidated Financial Statements                                                                                                                          F-8

i	Audited Financial Statements of NuState Energy Holdings, Inc. for the year ending June 30, 2012.
a	NuState Financials June 30, 2012
b	Notes to the Financial Statements June 30, 2012
ii	Audited Financial Statements of NuState Energy Holdings, Inc. for the twelve-month period ending June 30, 2011.
a	Financials June 30, 2011
b	Notes to the Financial Statements June 30, 2011

i	Unaudited Financial Statements of NuState Energy Holdings, Inc. for the quarter ending September 30, 2012 and 2011.

NuState Energy Holdings, Inc.
BALANCE SHEETS

	June 30,	June 30,
ASSETS	2012	2011

Current Assets:
Cash	$ 10	$ 12,896
Other receivable	-	315,000
Total assets	$ 10	327,896

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$ 388,704	$ 584,237
Accrued compensation	1,420,400	1,148,500
Liabilities of discontinued operations	1,494,406	1,494,406
Derivative liability	5,556	92,273
Notes and Convertible notes payable and accrued interest less unamortized discount	2,920,013	2,290,660
Total liabilities	6,229,079	5,610,076

Stockholders' Deficit:
Preferred stock, $0.001 par value, 2,000,000 shares authorized:
Series B, 200,000 shares authorized, 149,600 shares issued and outstanding	1,496	1,496
Series C, 20,000 shares authorized, 332 shares issued and outstanding	3	3
Series D, 40 shares authorized, 19 shares issued and outstanding	-	-
Series F, 500,000 shares authorized, 128 shares issued and outstanding	1	1
Series G, 6 shares authorized, -0- issued and outstanding	-	-
Series H, 1,600 shares authorized, 70 shares issued and outstanding.	-	-
Series I, 100,000 shares authorized, 30,000 shares issued and outstanding	300	300
Series J, 80 shares authorized, 2 shares issued and outstanding	-	-
Series Y, 87,000 shares authorized, 87,000 shares issued and outstanding	870	870

Common stock; $.001 par value; 750,000,000 shares authorized;
327,216,535 and 317,216,535 issued and outstanding	327,216	317,216
Additional paid-in capital	34,562,775	34,121,469
Accumulated deficit	(41,121,730)	(39,723,535)

Total stockholders’ deficit	(6,229,069)	(5,282,180)

Total liabilities and stockholders’ deficit	$ 10	$ 327,896

See Notes to Financial Statements.

NuState Energy Holdings, Inc.
STATEMENTS OF OPERATIONS
	For the year ended

	June 30,	June 30,
	2012	2011

Operating expenses:
Selling, general and administrative	$ 1,042,144	$ 372,189
Total operating expenses	1,042,144	372,189

Operating loss	1,042,144	372,189

Other expense:
Decrease in fair value of derivative liabilities	26,086	14,733
Interest expense	(307,337)	(223,572)
	(281,251)	(208,839)

Net loss	(1,323,395)	(581,028)

Less dividends Series B Preferred stock	(74,800)	(74,800)

Net loss attributable to common shareholders	$ (1,398,195)	$ (655,828)

Earnings (loss) per share:
Basic and diluted	$ (0.00)	$ (0.00)

Basic and diluted weighted average common shares outstanding	335,126,124	306,880,881

See Notes to Financial Statements.

NuState Energy Holdings, Inc.
STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
From July 1, 2010 to June 30, 2012

																										Total
	Series B Preferred Stock		Series C Preferred Stock			Series D Preferred Stock		Series F Preferred Stock		Series H Preferred Stock			Series I Preferred Stock		Series J Preferred Stock				Series Y Preferred Stock		Common Stock		Treasury	Additional	Accumulated	Stockholders'
	Shares	$	Shares	$		Shares	$	Shares	$	Shares	$		Shares	$	Shares		$		Shares	$	Shares	$	Stock	Paid-in Capital	Deficit	Deficit

Balance, July 1, 2010	149,600	1,496	332	3		25	-	128	1	70	-		30,000	300	2		-		87,000	870	301,313,187	301,313	-	34,010,735	(39,067,707)	(4,752,989)

Conversion of Series D Preferred Stock	-	-	-	-		(6)	-	-	-	-	-		-	-	-		-		-	-	6,000,000	6,000	-	(6,000)	-	-
Conversion of convertible note payable	-	-	-	-		-	-	-	-	-	-		-	-	-		-		-	-	9,903,348	9,903	-	41,934	-	51,837
Preferred stock dividends	-	-	-	-		-	-	-	-	-	-		-	-	-		-		-	-	-	-	-	74,800	(74,800)	-
Net loss	-	-	-	-		-	-	-	-	-	-		-	-	-		-		-	-	-	-	-	-	(581,028)	(581,028)
Ending balance, June 30, 2011	149,600	$1,496	332	$ 3	#	19	$ -	128	$ 1	70	$ -	#	30,000	$ 300	2	#	$ -	#	87,000	$ 870	317,216,535	$ 317,216	$ -	$ 34,121,469	$ (39,723,535)	$ (5,282,180)

Conversion of Series D Preferred Stock	-	-	-	-		-	-	-	-	-	-	#	-	-	-		-		-	-	-	-	-	-	-	-
Conversion of convertible note payable	-	-	-	-		-	-	-	-	-	-	#	-	-	-		-		-	-	5,000,000	5,000	-	20,000	-	25,000
Issuance to satisfy obligations	-	-	-	-		-	-	-	-	-	-	#	-	-	-		-		-	-	5,000,000	5,000	-	1,500	-	6,500
Fair value of warrants issued for services	-	-	-	-		-	-	-	-	-	-	#	-	-	-		-		-	-	-	-	-	103,284	-	103,284
Fair value of warrants issued for interest	-	-	-	-		-	-	-	-	-	-	#	-	-	-		-		-	-	-	-	-	92,000	-	92,000
Reclassification of liabilty contracts to equity contracts	-	-	-	-		-	-	-	-	-	-	#	-	-	-		-		-	-	-	-	-	149,722	-	149,722
Preferred stock dividends	-	-	-	-		-	-	-	-	-	-	#	-	-	-		-		-	-	-	-	-	74,800	(74,800)	-
Net loss	-	-	-	-		-	-	-	-	-	-	#	-	-	-		-		-	-	-	-	-	-	(1,323,395)	(1,323,395)
Ending balance, June 30, 2012	149,600	$1,496	332	$ 3	#	19	$ -	128	$ 1	70	$ -	#	30,000	$ 300	2	#	$ -	#	87,000	$ 870	327,216,535	$ 327,216	$ -	$ 34,562,775	$ (41,121,730)	$ (6,229,069)

See Notes to Financial Statements.

NuState Energy Holdings, Inc.
STATEMENTS OF CASH FLOWS

	Year ended
	June 30,
	2012	2011
Cash flows from operating activities:
Net loss	$ (1,323,395)	$ (581,028)
Adjustments to reconcile net loss to net cash used in
operating activities:
Amortization of debt discount	159,108	33,277
Decrease in fair value of derivative liability	(26,086)	(14,733)
Fair value of shares issued to satisfy obligations	6,500	-
Fair value of options and warrants issued for services	103,284	-
Fair value of options and warrants issued for interest	92,000	-
Changes in operating assets and liabilities:
Other receivable	315,000	-
Accounts payable	(63,534)	-
Accrued interest	215,337	190,344
Accrued compensation	271,900	231,500
Net cash used in continuing operations	(249,886)	(140,640)
Net cash provided by (used in) discontinued operations	-	3,500
Net cash used in operating activities	(249,886)	(137,140)

Cash flows from financing activities:
Proceeds from issuance of convertible notes payable	237,000	150,000

Net cash provided by financing activities	237,000	150,000

Net increase (decrease) in cash	(12,886)	12,860

Cash, beginning of year	12,896	36

Cash, end of year	$ 10	$ 12,896

Supplemental disclosures of cash flow information:
Cash paid for interest	$ -	$ -

Cash paid for income taxes	$ -	$ -

Non-cash investing and financing activities:

Conversion of preferred stock Series D to common stock	$ -	$ 6,000
Conversion of note payables to common stock	$ 25,000	$ 51,837
Preferred stock dividends	$ 74,800	$ 74,800
Embedded conversion features	$ 89,091	$ 107,006
Issuance of note payable to satisfy certain liabilities	$ 132,000	$ -
Reclassificaton from liability to equity contracts	$ 147,222	$ -

See Notes to Financial Statements.

NUSTATE ENERGY HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1: ORGANIZATION, DESCRIPTION OF BUSINESS AND GOING CONCERN:

NuState Energy Holdings, Inc., or the Company, is a Nevada corporation, incorporated in October 1987.  It was formerly known as Jaguar Investments, Inc. between October 1987 and May 2003, Power2Ship, Inc., between May 2003 and November 2006, and Fittipaldi Logistics, Inc. between November 2006 and December 2007.

The Company has two wholly-owned subsidiaries, Commodity Express Transportation, Inc., or CXT, and Power2Ship Intermodal, Inc, or P2SI, which ceased operations in May 2009 and June 2006, respectively.  CXT has a wholly-owned subsidiary, Commodity Express Brokerage, Inc.

CXT was a provider of truck transportation and third-party logistics services. P2SI was a provider of intermodal drayage transportation services.

During April 2008, the Company sold certain intellectual property and software to Rentar Logic, Inc., or Rentar, in consideration for $3,000,000 and a 49% interest in Rentar.  In April 2010, Rentar issued 384,366 shares of its common stock to satisfy its obligation of approximately $1.9 million with the Company.  Contemporaneously, during April 2010, the Company relinquished its interest in Rentar to satisfy its obligations under three notes payable with a carrying value of $1.9 million.

The accompanying financial statements have been prepared on a going concern basis. The Company has used net cash in its operating activities of approximately $250,000 during fiscal 2012 and has a working capital deficit of approximately $6 million at June 30, 2012. The Company's ability to continue as a going concern is dependent upon its ability to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due, to fund possible future acquisitions, and to generate profitable operations in the future, once a merger with an operating company is consummated. Management plans may continue to provide for its capital requirements by issuing additional equity securities and debt and the Company will continue to find possible acquisition target. The outcome of these matters cannot be predicted at this time and there are no assurances that if achieved, the Company will have sufficient funds to execute its business plan or generate positive operating results.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting amounts of revenues and expenses during the reported period. Actual results will differ from those estimates. Included in these estimates are assumptions about recovery of assets from discontinued operations and assumptions used in Black-Scholes valuation methods, such as expected volatility, risk-free interest rate, and expected dividend rate.

Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less, when purchased, to be cash equivalents.

Concentration of Credit Risks

The Company is subject to concentrations of credit risk primarily from cash and cash equivalents and accounts receivable.

NUSTATE ENERGY HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS

The Company’s cash and cash equivalents accounts are held at financial institutions and are insured by the Federal Deposit Insurance Corporation, or the FDIC, up to $250,000. During fiscal 2012, the Company has not reached bank balances exceeding the FDIC insurance limit.

The Company's other receivable was the result of a judgment in favor of the Company.  The net proceeds from such judgment were received during fiscal 2012.

Fair Value of Financial Instruments

The Company accounts, for assets and liabilities measured at fair value on a recurring basis, in accordance with ASC Topic 820, Fair Value Measurements and Disclosures, or ASC 820. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities.
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data.
Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.
 The Company’s derivative liability at June 30, 2012 is classified as Level 3 financial instrument.

Additional Disclosures Regarding Fair Value Measurements

The carrying value of cash and cash equivalents, other receivable, accounts payable and accrued expenses, accrued compensation, note and convertible promissory notes payable, and liabilities from discontinued operations approximate their fair value due to the short maturity of these items.

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with ASC 815, Accounting for Derivative Instruments and Hedging Activities, or ASC 815.

ASC 815 generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

The Company accounts for convertible instruments (when it has determined that the embedded conversion options should not be bifurcated from their host instruments) in accordance with ASC 470-20, Debt with Conversion and Other Options. Accordingly, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption. The

NUSTATE ENERGY HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS
Company also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note.

ASC 815-40, Contracts in Entity’s own Equity, provides that, among other things, generally, if an event is not within the entity’s control, such contract could require net cash settlement and shall be classified as an asset or a liability.

The Company needs to determine whether the instruments issued in the transactions are considered indexed to the Company’s own stock.  The Company issued certain promissory notes during fiscal 2012 which were convertible at variable rates.  Such instruments were deemed to include embedded conversion features until June 23, 2012, at which time, the Company and the noteholders agreed to set a floor on the conversion rate.  Accordingly, the Company’s outstanding instruments are convertible at fixed rates at June 30, 2012, except for one convertible promissory notes amounting to $10,000.   Additionally, certain convertible promissory notes aggregating $145,000 include subsequent financing reset provisions which were recorded as embedded conversion features at each measurement date through June 23, 2012, the date at which such notes also became convertible at a fixed rate.

Income Taxes

Income taxes are accounted for in accordance with the provisions of ASC Topic 740, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized, but no less than quarterly.

Share-Based Payment

The Company accounts for stock-based compensation in accordance with ASC Topic 718, Compensation-Stock Compensation, or ASC 718. Under the fair value recognition provisions of this topic, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as an expense on a straight-line basis over the requisite service period, which is the vesting period.

The Company has elected to use the Black-Scholes-Merton, or BSM, option-pricing model to estimate the fair value of its options, which incorporates various subjective assumptions including volatility, risk-free interest rate, expected life, and dividend yield to calculate the fair value of stock option awards. Compensation expense recognized in the statements of operations is based on awards ultimately expected to vest and reflects estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Segment Reporting

The Company operates in one segment, which is to search for possible acquisition targets and merge with an operating company. The Company's chief operating decision-maker evaluates the performance of the Company based upon expenses by functional areas as disclosed in the Company's statements of operations.

Recent Accounting Pronouncements

Recent accounting pronouncements have been issued but deemed by management to be outside the scope of relevance to the Company.

NUSTATE ENERGY HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS
Basic and Diluted Earnings Per Share

Basic earnings per share are calculated by dividing income available to stockholders by the weighted-average number of shares of Common Stock outstanding during each period. Diluted earnings per share are computed using the weighted average number of shares of Common Stock and dilutive Common Stock share equivalents outstanding during the period. Dilutive Common Stock share equivalents consist of shares issuable upon the exercise of stock options and warrants (calculated using the modified-treasury stock method).

	June 30	June 30
	2012	2011
Numerator:
Net loss	$ (1,323,395)	$ (581,028)
Decrease in fair value of derivative liabilities	26,086	14,733
Preferred stock dividends	(74,800)	(74,800)
Numerator for basic earnings per share- net loss
from continuing operations attributable to common stockholders-as adjusted	$ (1,372,109)	$ (641,095)

Denominator:
Denominator for basic earnings per share--weighted
average shares	335,126,124	306,880,881
Effect of dilutive securities- :
Stock options	-	-
Warrants	-	-
Convertible promissory notes	-	-
Preferred Stock Series B	-	-
Denominator for diluted earnings per share--adjusted
weighted-average shares and assumed conversions	335,126,124	306,880,881

Earnings (loss) per share:
Basic and diluted
Net earnings (loss) per share- basic	$ (0.00)	$ (0.00)

NUSTATE ENERGY HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS

The weighted-average anti-dilutive common share equivalents are as follows:
	Fiscal Year Ended
	June 30
	2012	2011

Series B Preferred Stock	2,992,000	2,992,000
Series C Preferred Stock	33,200	33,200
Series D Preferred Stock	19,000,000	19,000,000
Series F Preferred Stock	25,695,000	25,695,000
Series H Preferred Stock	2,796,000	2,796,000
Series I Preferred Stock	15,000,000	15,000,000
Series J Preferred Stock	500,000	500,000
Series Y Preferred Stock	230,405	230,405
Convertible notes payable	127,072,057	64,924,342
Options	74,000,000	86,000,000
Warrants	28,212,884	49,289,041
	295,531,546	266,459,988

The anti-dilutive common shares outstanding at June 30, 2012 and 2011 are as follows:

	2012	2011

Series B Preferred Stock	2,992,000	2,992,000
Series C Preferred Stock	33,200	33,200
Series D Preferred Stock	19,000,000	19,000,000
Series F Preferred Stock	25,695,000	25,695,000
Series H Preferred Stock	2,796,000	2,796,000
Series I Preferred Stock	15,000,000	15,000,000
Series J Preferred Stock	500,000	500,000
Series Y Preferred Stock	230,405	230,405
Convertible notes payable	152,859,165	67,642,342
Options	74,000,000	86,000,000
Warrants	57,047,293	49,500,000
	350,153,063	269,388,947

NUSTATE ENERGY HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 3: OTHER RECEIVABLE

The Company’s other receivable consisted of a judgment award in favor of the Company stemming from litigations prior to July 1, 2009.  The consideration was received in October 2011.

During April 2008, the Company sold certain intellectual property and software to Rentar Logic, Inc., or Rentar, in consideration for $3,000,000 and a 49% interest in Rentar.  In April 2010, Rentar issued 384,366 shares of its common stock to satisfy its obligation of approximately $1.9 million with the Company.  The Company also obtained the rights to distribute the intellectual property and software initially sold to Rentar in 2008.

NOTE 4: DERIVATIVE LIABILITY

A summary of the transactions related to the derivative liability for fiscal 2012 and 2011 is as follows:

2012

Derivative liability at July 1, 2011	$ 92,273
Issuance of embedded conversion features, recognized as debt discount	89,091
Decrease in fair value of derivative liability, recognized as other income	(26,086)
Reclassfication of liability contracts to equity contracts	(147,222)
Conversion of notes payable	(2,500)
Derivative liability at June 30, 2012	$ 5,556

2011

Derivative liability at July 1, 2010	$ -
Issuance of embedded conversion features, recognized as debt discount	107,006
Decrease in fair value of derivative liability, recognized as other income	(14,733)
Derivative liability at June 30, 2011	$ 92,273

The Company used the binomial method to determine the fair value of the derivative liability at each measurement dates, using the following assumptions:

	2012	2011
Effective Exercise price	$0.0007-0.0009	$0.0009-0.0024
Effective Market price	$0.0008-0.0018	$0.0011-0.0031
Volatility	233%-236%	236%
Risk-free interest	0.04%-0.05%	0.04%
Terms	1 day-23 months	7-12 months
Expected dividend rate	0%	0%

NOTE 6: CONVERTIBLE NOTES PAYABLE AND NOTE PAYABLE

Convertible Notes Payable

The Company had convertible promissory notes aggregating $1.6 million and $1.3 million at June 30, 2012 and 2011, respectively.  The accrued interest amounted to approximately $897,000 and $719,000 at June 30, 2012 and 2011, respectively. The Convertible Notes Payable bear interest at rates ranging between 10% and 16% per annum.  Interest is generally payable monthly.  The Convertible Notes Payable are generally convertible at rates ranging between $0.01 and 0.0267 per share, at the holders’ option, with the exception of one convertible promissory note amounting to $10,000, which is convertible at a rate of 50% of the average closing price of the common stock for the ten trading days immediately preceding the conversion date. At June 30, 2012, the maturity date of $145,000 of the Convertible notes payable ranges between

NUSTATE ENERGY HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS
September 2011 and March 2012.  All other convertible promissory notes have matured prior to June 30, 2009.
The conversion rate of certain convertible promissory notes, aggregating $145,000 at June 30, 2012, may be adjusted for subsequent financing.  Additionally, upon conversion, the holders of such convertible promissory notes are also entitled to 29,000,000 warrants, exercisable at a rate of $0.025.  The warrants expire 3 years from the date of issuance.

Notes Payable

The Company had promissory notes aggregating $266,000 and $234,000 at June 30, 2012 and 2011, respectively.  The related accrued interest amounted to $162,000 and $124,000 at June 30, 2012 and 2011, respectively.  The Notes Payable bear interest at rates ranging between 8% and 16% per annum.  Interest is generally payable monthly.  All promissory notes have matured prior to June 30, 2009.

Transactions

The Company generated proceeds of $77,000 from the issuance of convertible promissory notes during fiscal 2012.

The Company generated proceeds of $160,000 from the issuance of promissory notes payable during fiscal 2012.

The Company issued 5,000,000 shares of its common stock pursuant to the conversion of convertible promissory notes amounting to $25,000 during fiscal 2012.

The Company issued 5,000,000 shares of its common stock to satisfy obligations amounting to $6,500 during fiscal 2012.

The Company recognized debt discount of approximately $89,000 during fiscal 2012 pursuant to issuance of embedded conversion features associated with the issuance of convertible promissory notes payable.

The Company generated proceeds of $150,000 from the issuance of convertible promissory notes during fiscal 2011.

The Company issued 1,000,000 shares of its common stock and 500,000 warrants pursuant to the conversion of convertible promissory note amounting to $5,000 during fiscal 2011.

The Company recognized debt discount of approximately $107,000 during fiscal 2011 pursuant to issuance of embedded conversion features associated with the issuance of convertible promissory notes payable.

The Company recognized interest expense of approximately $307,000 and $224,000 during fiscal 2012 and 2011, respectively, including amortization of debt discount of approximately$159,000 and  $33,000 during fiscal 2012 and 2011, respectively.

NOTE 7: STOCKHOLDERS’ DEFICIT

Common Stock

 A summary of the issuance of shares of Common Stock, related consideration and fair value of transaction, for fiscal 2011 is as follows:

NUSTATE ENERGY HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS

			Fair Value
	Number of shares	Fair Value	at Issuance
	of common stock	at Isuance	(per share)

Conversion of 6 shares Series D Preferred Stock	6,000,000	$ 6,000	$ 0.001
Conversion of notes payable	9,903,348	51,837	0.005

A summary of the issuance of shares of Common Stock, related consideration and fair value of transaction, for fiscal 2012 is as follows:

			Fair Value
	Number of shares	Fair Value	at Issuance
	of common stock	at Isuance	(per share)

Issuance to satisfy obligations	5,000,000	$ 6,500	$ 0.001
Conversion of convertible notes payable	5,000,000	25,000	0.005

Preferred Stock

All issued and outstanding shares of the Company's preferred stock has a par value of $0.01 per share and rank prior to any class or series of the Company's common stock as to the distribution of assets upon liquidation, dissolution or winding up of the Company or as to the payment of dividends, except for Series Y Preferred Stock.

Series B Preferred Stock

The Series B Preferred Stock has a stated value of $5.00 per share. Each share of Series B preferred Stock is convertible in 20 shares of the Company's common stock. In addition, the holders of the preferred stock are entitled to receive annual dividends of 10% payable in cash or shares of the Company's common stock, at the Company’s option.

At June 30, 2012, the Company has not declared the payment of dividends aggregating approximately $355,000.

Series C Preferred Stock

The Series C Preferred Stock has a stated value of $30.00 per share. Each share of Series C Preferred Stock is convertible in 100 shares of the Company's common stock.

Series D Preferred Stock

The Series D Preferred Stock has a stated value of $25,000 per share. Each share of the Series D preferred Stock is convertible in 1,000,000 shares of the Company's common stock. In addition, the holders of the Series D Preferred Stock are entitled to receive a participation interest in the annual net profits generated from any future business activities undertaken by the Company in Brazil.

NUSTATE ENERGY HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS

Series F Preferred Stock

The Series F Preferred Stock has a stated value of $5,000 per share. Each share of Series F Preferred Stock is convertible in 200,000 shares of the Company's common stock.

Series H Preferred Stock

The Series H Preferred Stock has a stated value of $1,000 per share. Each share of Series H Preferred Stock is convertible in 1,000,000 shares of the Company's common stock.

Series I Preferred Stock

The Series I Preferred Stock has a stated value of $10.00 per share. Each share of Series I Preferred Stock is convertible into 500 shares of the Company's common stock.

Series J Preferred Stock

The Series J Preferred Stock has a stated value of $2,500 per share. Each share of the Series J Preferred Stock is convertible into the Company’s common shares using a conversion price equal to 50% of the average closing price of the Company's common stock for the ten trading days immediately preceding the conversion date, although in no instance less than $0.01 per share or greater than $0.03 per share.

Series Y Preferred Stock

The Series Y Preferred Stock has a stated value and par value of $.01 and has no liquidity preference. Each share of Series Y Preferred Stock has 200 votes per share and has the right to vote with the common shareholders in all matters. The shares are convertible into 230,405 shares of the Company's common stock at the holder's option.  The shares are held by one of the Company’s former Chairman of the Board.

Warrants

The following is a summary of the Company’s activity related to its warrants between July 1, 2010 and June 30, 2012:

			Weighted
			Average
		Weighted	Remaining	Aggregate
		Average Price	Contractual	Intrinsic
	Warrants	Per Share	Term	Value
Balance, July 1, 2010	71,850,000	$ 0.02
Granted	500,000	0.03
Exercised	-	-
Forfeitures	(22,850,000)	0.03
Outstanding at June 30, 2011	49,500,000	0.01	0.81
Granted	37,547,293	0.006
Exercised	-	-
Forfeitures	(30,000,000)	0.02
Outstanding and exercisable at June 30, 2012	57,047,293	$0.020	2.19	$ -

The Company issued 15,333,333 warrants to several note holders in lieu of interest during fiscal 2012. The warrants are exercisable at $0.006 per share and expire in May 2015. The fair value of the warrants at issuance of $92,000 is included in interest expense.

NUSTATE ENERGY HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS

The Company issued 17,213,960 warrants to several consultants during fiscal 2012. The warrants are exercisable at a range of $0.025 to $0.005 and expire between December 2013 and May 2017. The fair value of the warrants at issuance of $100,784 is included in selling, general, and administrative expenses.

The Company issued 5,000,000 warrants to a related party by means of common ownership and management with the Company during fiscal 2012.  The related party is providing assistance to the Company’s Chairman of the Board in his duties.  The warrants are exercisable at $0.025 per share and expire in April 2013.  The fair value of the warrants at issuance, which amounted to $9,500, is included in selling, general, and administrative expenses.

The Company issued 500,000 warrants upon conversion of a convertible note payable to a note holder during fiscal 2011. The warrants are exercisable at $0.025 per share and expire in December 2013.

Options

In January 2001, The Company adopted the 2001 Employee Stock Compensation Plan, or the Plan.
The Plan provided for stock compensation through the award of shares of the Company’s common stock.

The Company’s board of directors may appoint a Compensation Committee of the board of directors to administer the Plan. In the absence of such appointment, the board of directors was responsible for the administration of the Plan. The Company did not appoint a Compensation Committee to administer the plan. The board of directors had the sole power to award shares of common stock under the Plan, as well as determining those eligible to receive an award of Plan shares. Awards of shares under the Plan may be made as compensation for services rendered, directly or in lieu of other compensation payable, as a bonus in recognition of past service or performance or may be sold to an employee.

The maximum number of shares which may be awarded under the plan is 5,000,000. Awards were generally granted to:

•	executive officers, officers and directors (including advisory and other special directors) of the Company;
•	full-time and part-time employees of our company;
•	natural persons engaged by us as a consultant, advisor or agent;
and;
•	a lawyer, law firm, accountant or accounting firm, or other professional or professional firm engaged by us.

Grants to employees may be made for cash, property, services rendered or other form of payment constituting lawful consideration under applicable law. Shares awarded other than for services rendered may not be sold at less than the fair value of our common stock on the date of grant.

The plan terminated in January 2011.  The board of directors had absolute discretion to amend the plan with the exception that the board had no authority to extend the term of the plan, to increase the number of shares subject to award under the plan or to amend the definition of "Employee" under the plan.

NUSTATE ENERGY HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS

The Company generally recognizes its share-based payment over the vesting terms of the underlying options.
			Weighted
			Average
		Weighted	Remaining	Aggregate
		Average Price	Contractual	Intrinsic
	Options	Per Share	Term	Value
Balance, July 1, 2010	86,000,000	$0.01		-
Granted	-	-
Exercised	-	-
Forfeitures	-	-
Outstanding at June 31, 2011	86,000,000	0.01	1.66
Granted	-	-
Exercised	-	-
Forfeitures	(12,000,000)	-
Outstanding and exercisable at June 30, 2012	74,000,000	$ 0.01	0.86	$ -

	2012	2011
Weighted-average grant date fair value	N/A	N/A
Fair value of options, recognized as selling, general, and administrative expenses
number of options granted	N/A	N/A
The total compensation cost related to non-vested awards not yet recognized amounted to $0 at June 30, 2012.

The Company’s policy is to issue shares pursuant to the exercise of stock options from its available authorized but unissued shares of common stock. It does not issue shares pursuant to the exercise of stock options from its treasury shares.

NOTE 8: INCOME TAXES

A reconciliation of the Company’s effective tax rate to the statutory federal rate is as follows:

	Years Ended
	June 30,
	2012	2011
Statutory federal rate	-35.0%	-35.0%
State income taxes net of federal income tax benefit	-3.6%	-3.6%
Permanent differences for tax purposes	12.4%	-3.9%
Change in valuation allowance	26.2%	42.5%
Effective income tax rate:	0.0%	0.0%

NUSTATE ENERGY HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS

The components of the deferred tax assets and liabilities are as follows:

	June 30,
	2012	2011
Deferred tax assets:
Net operating loss carryovers	$ 9,990,000	$ 9,780,000
Accrued compensation	548,000	443,000
Other temporary differences	42,000	2,000
Total deferred tax assets	10,580,000	10,225,000
Valuation allowance	(10,580,000)	(10,225,000)
Net deferred tax asset	$ -	$ -

At June 30, 2012, the Company had available net operating loss carryovers of approximately $25.9 million that may be applied against future taxable income and expires at various dates between 2026 and 2032. Such amounts may be subject to the limitations contained under Section 382 of the Internal Revenue Code relating to changes in ownership. The Company has a deferred tax asset arising substantially from the benefits of such net operating loss deduction and has recorded a valuation allowance for the full amount of this deferred tax asset since it is more likely than not that some or all of the deferred tax asset may not be realized.  The valuation allowance for the deferred tax asset increased by $355,000 and $120,000 during the fiscal years ended June 30, 2012 and 2011 respectively.

NOTE 9: LITIGATION AND CONTINGENCIES

In October 2011, the Company settled with two claimants, one of the Company’s former officer and a former vendor of CXT. The settlement provides that, among other things, it will pay $155,000 to both claimants.  The Company also issued a $100,000 note payable an entity affiliated with the former officer.  The note payable is due the earlier of 1) 180 days following the Company’s merger with an acquisition candidate or 2) January 1, 2013.  If on the due date, the Company’s price per share of its common stock is more than $0.05 per share, the Company has the option to convert such note by issuing its shares of common stock at their then market price.  If the obligations under the note are not satisfied by January 1, 2013, the amount payable under the note increases to $150,000.  Additionally, the Company issued 5,000,000 of its common stock to the entity affiliated with the former officer.  Furthermore, the Company granted a distribution license of its intellectual property.  The Company accrued approximately $262,000 in connection with this settlement at June 30, 2011.

NOTE 10 - RELATED PARTY TRANSACTIONS

During fiscal 2012 and 2011, the Company paid $161,000 and $34,000, respectively, to a related party by means of common ownership and management with the Company as compensation to our Chairman of the Board and President.

During fiscal 2012, the Company issued 5,000,000 warrants with a fair value of $5,000 to a related party which employed our acting Chief Operating Officer, exercisable at $0.005 per share, expiring in September 2014. The Company also paid the same related party $8,000 as compensation to our acting Chief Operating Officer.

NOTE 11: SUBSEQUENT EVENTS

In August 2012, the Company’s wholly-owned subsidiaries, CXT and P2SI, have filed a voluntary petition of liquidation under the Chapter 7 of the US Bankruptcy Code. The two subsidiaries became subject to the control of the court in which the petition was filed.  The Company ceased to have a controlling financial interest of the subsidiaries upon filing, and accordingly, has deconsolidated the subsidiaries during the three-month period ended September 30, 2012.  The subsidiaries had no assets and $1,494,406 in liabilities as of the date of the filing.  The deconsolidation of the subsidiaries resulted in other income of $1,494,406 during the three-month period ended September 30, 2012, which consists of the extinguishment of debt of the subsidiaries.

In January 2013, the Company issued 50,000,000 shares of its common stock to satisfy an accrued compensation liability of $250,000.

NuState Energy Holdings, Inc.
BALANCE SHEETS

	September 30,	June 30,
ASSETS	2012	2012
	(Unaudited)	(1)
Current Assets:
Cash	$ 4,921	$ 10
Total assets	$ 4,921	10

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$ 389,637	$ 388,704
Accrued compensation	1,451,900	1,420,400
Liabilities of discontinued operations	-	1,494,406
Derivative liability	-	5,556
Notes and Convertible notes payable and accrued interest less unamortized discount	3,058,823	2,920,013
Total liabilities	4,900,360	6,229,079

Stockholders' Deficit:
Preferred stock, $0.001 par value, 2,000,000 shares authorized:
Series B, 200,000 shares authorized, 149,600 shares issued and outstanding	1,496	1,496
Series C, 20,000 shares authorized, 332 shares issued and outstanding	3	3
Series D, 40 shares authorized, 19 shares issued and outstanding	-	-
Series F, 500,000 shares authorized, 128 shares issued and outstanding	1	1
Series G, 6 shares authorized, -0- issued and outstanding	-	-
Series H, 1,600 shares authorized, 70 shares issued and outstanding.	-	-
Series I, 100,000 shares authorized, 30,000 shares issued and outstanding	300	300
Series J, 80 shares authorized, 2 shares issued and outstanding	-	-
Series Y, 87,000 shares authorized, 87,000 shares issued and outstanding	870	870

Common stock; $.001 par value; 750,000,000 shares authorized;
330,383,202 and 327,216,535 issued and outstanding	330,383	327,216
Additional paid-in capital	34,594,141	34,562,775
Accumulated deficit	(39,822,633)	(41,121,730)

Total stockholders’ deficit	(4,895,439)	(6,229,069)

Total liabilities and stockholders’ deficit	$ 4,921	$ 10

(1) Derived from audited financial statements

See Notes to Financial Statements.

NuState Energy Holdings, Inc.
STATEMENTS OF OPERATIONS
(Unaudited)
	For the three month period ended,
	September 30,
	2012	2011

Operating expenses:
Selling, general and administrative	$ 121,234	$ 143,928
Total operating expenses	121,234	143,928

Operating loss	121,234	143,928

Other expense:
Decrease in fair value of derivative liabilities	5,556	26,591
Interest expense	(60,931)	(85,792)
	(55,375)	(59,201)

Net loss from continuing operations	(176,609)	(203,129)

Discontinued operations:
Gain on extinguishment of debt of discontinued operations	1,494,406	-
Net income from discontinued operations	1,494,406	-

Net income (loss)	1,317,797	(203,129)

Less dividends Series B Preferred stock	(18,700)	(18,700)

Net income (loss) attributable to common shareholders	$ 1,299,097	$ (221,829)

Earnings per share:
Basic
Continuing operations	$ (0.00)	$ (0.00)
Discontinued operations	$ 0.00	$ -
Net per share	$ 0.00	$ (0.00)

Diluted
Continuing operations	$ (0.00)	$ (0.00)
Discontinued operations	$ 0.00	$ -
Net per share	$ 0.00	$ (0.00)

Basic weighted average common shares outstanding	371,257,276	367,216,535
Diluted weighted average common shares outstanding-continuing operations	371,257,276	367,216,535
Diluted weighted average common shares outstanding-discontinued operations	371,257,276	367,216,535

See Notes to Financial Statements.

NuState Energy Holdings, Inc.
STATEMENTS OF CASH FLOWS
(Unaudited)
	Three-month periods ended
	September 30,
	2012	2011
Cash flows from operating activities:
Net loss from continuing operations	$ (176,609)	$ (203,129)
Adjustments to reconcile net loss to net cash used in
operating activities:
Amortization of debt discount	3,712	38,934
Decrease in fair value of derivative liability	(5,556)	(26,591)
Changes in operating assets and liabilities:
Accounts payable	933
Accrued interest	60,931	46,859
Accrued compensation	31,500	81,050
Net cash used in continuing operations	(85,089)	(62,877)
Net cash used in discontinued operations	(1,494,406)	-
Net cash used in operating activities	(1,579,495)	(62,877)

Cash flows from financing activities:
Proceeds from issuance of convertible notes payable	90,000	50,000

Net cash provided by financing activities	90,000	50,000

Net increase (decrease) in cash	4,911	(12,877)

Cash, beginning of period	10	12,896

Cash, end of period	$ 4,921	$ 19

Supplemental disclosures of cash flow information:
Cash paid for interest	$ -	$ -

Cash paid for income taxes	$ -	$ -

Non-cash investing and financing activities:

Conversion of note payables to common stock	$ 10,000	$ 15,000
Preferred stock dividends	$ 18,700	$ 18,700
Embedded conversion features	$ -	$ 21,818

See Notes to Financial Statements.

NUSTATE ENERGY HOLDINGS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1: ORGANIZATION, DESCRIPTION OF BUSINESS AND GOING CONCERN:

NuState Energy Holdings, Inc., or the Company, is a Nevada corporation, incorporated in October 1987.  It was formerly known as Jaguar Investments, Inc. between October 1987 and May 2003, Power2Ship, Inc., between May 2003 and November 2006, and Fittipaldi Logistics, Inc. between November 2006 and December 2007.

The Company had two wholly-owned subsidiaries, Commodity Express Transportation, Inc., or CXT, and Power2Ship Intermodal, Inc., or P2SI, which ceased operations in May 2009 and June 2006, respectively. CXT had a wholly-owned subsidiary, Commodity Express Brokerage, Inc.

In August 2012, the Company’s wholly-owned subsidiaries, CXT and P2SI, have filed a voluntary petition of liquidation under the Chapter 7 of the US Bankruptcy Code. The two subsidiaries became subject to the control of the court in which the petition was filed.  The Company ceased to have a controlling financial interest of the subsidiaries upon filing, and accordingly, has deconsolidated the subsidiaries during the three-month period ended September 30, 2012.  The subsidiaries had no assets and $1,494,406 in liabilities as of the date of the filing.  The deconsolidation of the subsidiaries resulted in other income of $1,494,406 during the three-month period ended September 30, 2012, which consists of the extinguishment of debt of the subsidiaries.

CXT was a provider of truck transportation and third-party logistics services. P2SI was a provider of intermodal drayage transportation services.

During April 2008, the Company sold certain intellectual property and software to Rentar Logic, Inc., or Rentar, in consideration for $3,000,000 and a 49% interest in Rentar.  In April 2010, Rentar issued 384,366 shares of its common stock to satisfy its obligation of approximately $1.9 million with the Company.  Contemporaneously, during April 2010, the Company relinquished its interest in Rentar to satisfy its obligations under three notes payable with a carrying value of $1.9 million.

The balance sheet presented as of June 30, 2012 has been derived from our audited financial statements. The unaudited financial statements have been prepared pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America, have been omitted pursuant to those rules and regulations, but we believe that the disclosures are adequate to make the information presented not misleading. The financial statements and notes included herein should be read in conjunction with the annual financial statements and notes for the year ended June 30, 2012 included in our accompanying Registration Statement on Form 10.  In the opinion of management, all adjustments, consisting of normal, recurring adjustments and disclosures necessary for a fair presentation of these interim statements have been included. The results of operations for the three month period ended September 30, 2012 are not necessarily indicative of the results for the year ending June 30, 2013.

The accompanying financial statements have been prepared on a going concern basis. The Company has used net cash in its operating activities of approximately $85,000 during the three-month period ended September 30, 2012 and has a working capital deficit of approximately $5 million at September 30, 2012. The Company's ability to continue as a going concern is dependent upon its ability to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due, to fund possible future acquisitions, and to generate profitable operations in the future, once a merger with an operating company is consummated. Management plans may continue to provide for its capital requirements by issuing additional equity securities and debt and the Company will continue to find possible acquisition target. The outcome of these matters cannot be predicted at this time and there are no assurances that if achieved, the Company will have sufficient funds to execute its business plan or generate positive operating results.

NUSTATE ENERGY HOLDINGS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting amounts of revenues and expenses during the reported period. Actual results will differ from those estimates. Included in these estimates are assumptions about recovery of assets from discontinued operations and assumptions used in Black-Scholes valuation methods, such as expected volatility, risk-free interest rate, and expected dividend rate.

Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less, when purchased, to be cash equivalents.

Concentration of Credit Risks

The Company is subject to concentrations of credit risk primarily from cash and cash equivalents and accounts receivable.

The Company’s cash and cash equivalents accounts are held at financial institutions and are insured by the Federal Deposit Insurance Corporation, or the FDIC, up to $250,000. During the three-month period ended September 30, 2012, the Company has not reached bank balances exceeding the FDIC insurance limit.

The Company's other receivable was the result of a judgment in favor of the Company.  The net proceeds from such judgment were received during fiscal 2012.

Fair Value of Financial Instruments

The Company accounts, for assets and liabilities measured at fair value on a recurring basis, in accordance with ASC Topic 820, Fair Value Measurements and Disclosures, or ASC 820. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities.
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data.
Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.
 The Company’s derivative liability at September 30, 2012 is classified as Level 3 financial instrument.

Additional Disclosures Regarding Fair Value Measurements

NUSTATE ENERGY HOLDINGS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

The carrying value of cash and cash equivalents, other receivable, accounts payable and accrued expenses, accrued compensation, note and convertible promissory notes payable, and liabilities from discontinued operations approximate their fair value due to the short maturity of these items.

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with ASC 815, Accounting for Derivative Instruments and Hedging Activities, or ASC 815.

ASC 815 generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

The Company accounts for convertible instruments (when it has determined that the embedded conversion options should not be bifurcated from their host instruments) in accordance with ASC 470-20, Debt with Conversion and Other Options. Accordingly, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption. The Company also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note.

ASC 815-40, Contracts in Entity’s own Equity, provides that, among other things, generally, if an event is not within the entity’s control, such contract could require net cash settlement and shall be classified as an asset or a liability.

The Company needs to determine whether the instruments issued in the transactions are considered indexed to the Company’s own stock.  The Company issued certain promissory notes during fiscal 2012 which were convertible at variable rates.  Such instruments were deemed to include embedded conversion features until June 23, 2012, at which time, the Company and the noteholders agreed to set a floor on the conversion rate.  Accordingly, the Company’s outstanding instruments are convertible at fixed rates at September 30, 2012.   Additionally, certain convertible promissory notes aggregating $145,000 included subsequent financing reset provisions which were recorded as embedded conversion features at each measurement date through June 23, 2012, the date at which such notes became convertible at a fixed rate.

Income Taxes

Income taxes are accounted for in accordance with the provisions of ASC Topic 740, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized, but no less than quarterly.

Share-Based Payment

The Company accounts for stock-based compensation in accordance with ASC Topic 718, Compensation-Stock Compensation, or ASC 718. Under the fair value recognition provisions of this topic, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as an expense on a straight-line basis over the requisite service period, which is the vesting period.

NUSTATE ENERGY HOLDINGS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

The Company has elected to use the Black-Scholes-Merton, or BSM, option-pricing model to estimate the fair value of its options, which incorporates various subjective assumptions including volatility, risk-free interest rate, expected life, and dividend yield to calculate the fair value of stock option awards. Compensation expense recognized in the statements of operations is based on awards ultimately expected to vest and reflects estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Segment Reporting

The Company operates in one segment, which is to search for possible acquisition targets and merge with an operating company. The Company's chief operating decision-maker evaluates the performance of the Company based upon expenses by functional areas as disclosed in the Company's statements of operations.

Recent Accounting Pronouncements

Recent accounting pronouncements have been issued but deemed by management to be outside the scope of relevance to the Company.

Basic and Diluted Earnings Per Share

Basic earnings per share are calculated by dividing income available to stockholders by the weighted-average number of shares of Common Stock outstanding during each period. Diluted earnings per share are computed using the weighted average number of shares of Common Stock and dilutive Common Stock share equivalents outstanding during the period. Dilutive Common Stock share equivalents consist of shares issuable upon the exercise of stock options and warrants (calculated using the modified-treasury stock method).

NUSTATE ENERGY HOLDINGS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
	September 30,	September 30,
	2012	2011
Numerator:
Net loss from continuing operations	$ (176,609)	$ (203,129)
Decrease in fair value of deriviative liabilities	5,556	26,591
Preferred stock dividends	(18,700)	(18,700)
Numerator for basic earnings per share- net loss
from continuing operations attributable to common stockholders-as adjusted	$ (189,753)	$ (195,238)

Net income from discontinued operations	$ 1,494,406	$ -

Denominator:
Denominator for basic earnings per share-weighted
average shares	371,257,276	367,216,535
Effect of dilutive securities-when applicable:
Stock options	-	-
Warrants	-	-
Convertible promissory notes	-	-
Preferred Stock Series B	-	-
Denominator for diluted earnings per share--adjusted
weighted-average shares and assumed conversions	371,257,276	367,216,535

Earnings (loss) per share:
Basic
Continuing operations, as adjusted	$ (0.00)	$ (0.00)
Discontinued operations	0.00	-
Net earnings (loss) per share-basic	$ 0.00	$ (0.00)

Dilted
Continuing operations, as adjusted	$ (0.00)	$ (0.00)
Discontinued operations	$ 0.00	$ -
Net earnings (loss) per share-diluted	$ 0.00	$ (0.00)

NUSTATE ENERGY HOLDINGS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
The weighted-average anti-dilutive common share equivalents are as follows:
	Three-month periods ended
	September 30,
	2012	2011

Series B Preferred Stock	2,992,000	2,992,000
Series C Preferred Stock	33,200	33,200
Series D Preferred Stock	19,000,000	19,000,000
Series F Preferred Stock	25,695,000	25,695,000
Series H Preferred Stock	2,796,000	2,796,000
Series I Preferred Stock	15,000,000	15,000,000
Series J Preferred Stock	500,000	500,000
Series Y Preferred Stock	230,405	230,405
Convertible notes payable	158,395,214	68,616,191
Options	74,000,000	86,000,000
Warrants	57,047,293	30,000,000
	355,689,112	250,862,796

 The anti-dilutive common shares outstanding at September 30, 2012 and 2011 are as follows:

	2012	2011

Series B Preferred Stock	2,992,000	2,992,000
Series C Preferred Stock	33,200	33,200
Series D Preferred Stock	19,000,000	19,000,000
Series F Preferred Stock	25,695,000	25,695,000
Series G Preferred Stock
Series H Preferred Stock	2,796,000	2,796,000
Series I Preferred Stock	15,000,000	15,000,000
Series J Preferred Stock	500,000	500,000
Series Y Preferred Stock	230,405	230,405
Convertible notes payable	160,400,571	69,034,465
Options	74,000,000	86,000,000
Warrants	57,047,293	30,000,000
	357,694,469	251,281,070

NUSTATE ENERGY HOLDINGS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 3: DERIVATIVE LIABILITY

A summary of the transactions related to the derivative liability for the three-month periods ended September 30, 2012 and the year ended June 30, 2012 is as follows:

Three-months ended
September 30,
2012

Derivative liability at July 1, 2012	$ 5,556
Decrease in fair value of derivative liability, recognized as other income	(5,556)
Derivative liability at September 30, 2012	$ -

Year ended
June 30,
2012

Derivative liability at July 1, 2011	$ 92,273
Issuance of embedded conversion features, recognized as debt discount	89,091
Decrease in fair value of derivative liability, recognized as other income	(26,086)
Reclassification of liability contracts to equity contracts	(147,222)
Conversion of notes payable	(2,500)
Derivative liability at June 30, 2012	$ 5,556

The Company used the binomial method to determine the fair value of the derivative liability at each measurement dates, using the following assumptions:

	September 30,
	2012	2011
Effective Exercise price	$0.0007	$0.0011-0.002
Effective Market price	$0.0007	$0.0008-0.0016
Volatility	230%	236%
Risk-free interest	0.09%	0.04%
Terms	1 day	7-9 months
Expected dividend rate	0%	0%

NOTE 4: CONVERTIBLE NOTES PAYABLE AND NOTE PAYABLE

Convertible Notes Payable

The Company had convertible promissory notes aggregating $1.7 million and $1.6 million at September 30, 2012 and June 30, 2012, respectively.  The accrued interest amounted to approximately $941,000 and $897,000 at September 30, 2012 and June 30, 2012, respectively.  The Convertible Notes Payable bear interest at rates ranging between 10% and 16% per annum.  Interest is generally payable monthly.  The Convertible Notes Payable are generally convertible at rates ranging between $0.01 and 0.0267 per share, at the holders’ option. At September 30, 2012, the maturity date of $192,000 of the Convertible notes payable ranges between September 2012 and June 2013.  All other convertible promissory notes have matured prior to June 30, 2009.

NUSTATE ENERGY HOLDINGS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
Additionally, upon conversion, the holders of $192,000 of convertible promissory notes are also entitled to 19,200,000 warrants, exercisable at a rate of $0.025.  The warrants expire 3 years from the date of issuance.

Notes Payable

The Company had promissory notes aggregating $233,000 and $265,000 at September 30, 2012 and June 30, 2012, respectively.  The related accrued interest amounted to approximately $132,000 and $162,000 at September 30, 2012 and June 30, 2012, respectively.  The Notes Payable bear interest at rates ranging between 8% and 16% per annum.  Interest is generally payable monthly.  All promissory notes have matured as of September 30, 2012.

Transactions

The Company generated proceeds of $90,000 from the issuance of convertible promissory notes during the three-month period ended September 30, 2012.

The Company issued 3,166,167 shares of its common stock pursuant to the conversion of convertible promissory notes amounting to $10,000 during the three-month period ended September 30, 2012.

The Company generated proceeds of $50,000 from the issuance of convertible promissory notes during the three-month period ended September 30, 2011.

The Company issued 3,000,000 shares of its common stock pursuant to the conversion of convertible promissory note amounting to $15,000 during the three-month period ended September 30, 2011.

The Company recognized debt discount of approximately $22,000 during the three-month period ended September 30, 2011 pursuant to issuance of embedded conversion features associated with the issuance of convertible promissory notes payable.

The Company recognized interest expense of approximately $61,000 and $86,000 during the three-month periods ended September 30, 2012 and 2011, respectively, including amortization of debt discount of approximately$4,000 and  $39,000 during the three month periods ended September 30, 2012 and 2011, respectively.

NOTE 5: STOCKHOLDERS’ DEFICIT

Common Stock

 A summary of the issuance of shares of Common Stock, related consideration and fair value of transaction, for the three-month period ended September 30, 2011 is as follows:

			Fair Value
	Number of shares	Fair Value	at Issuance
	of common stock	at Isuance	(per share)

Conversion of convertible notes payable	3,000,000	15,000	0.005

NUSTATE ENERGY HOLDINGS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

 A summary of the issuance of shares of Common Stock, related consideration and fair value of transaction, for the three-month period ended September 30, 2012 is as follows:

			Fair Value
	Number of shares	Fair Value	at Issuance
	of common stock	at Isuance	(per share)

Conversion of convertible notes payable	3,166,667	15,833	0.005

Preferred Stock

All issued and outstanding shares of the Company's preferred stock has a par value of $0.01 per share and rank prior to any class or series of the Company's common stock as to the distribution of assets upon liquidation, dissolution or winding up of the Company or as to the payment of dividends, except for Series Y Preferred Stock.

Series B Preferred Stock

The Series B Preferred Stock has a stated value of $5.00 per share. Each share of Series B preferred Stock is convertible in 20 shares of the Company's common stock. In addition, the holders of the preferred stock are entitled to receive annual dividends of 10% payable in cash or shares of the Company's common stock, at the Company’s option.

At September 30, 2012, the Company has not declared the payment of dividends aggregating approximately $317,000.

Series C Preferred Stock

The Series C Preferred Stock has a stated value of $30.00 per share. Each share of Series C Preferred Stock is convertible in 100 shares of the Company's common stock.

Series D Preferred Stock

The Series D Preferred Stock has a stated value of $25,000 per share. Each share of the Series D preferred Stock is convertible in 1,000,000 shares of the Company's common stock. In addition, the holders of the Series D Preferred Stock are entitled to receive a participation interest in the annual net profits generated from any future business activities undertaken by the Company in Brazil.

Series F Preferred Stock

The Series F Preferred Stock has a stated value of $5,000 per share. Each share of Series F Preferred Stock is convertible in 200,000 shares of the Company's common stock.

Series H Preferred Stock

The Series H Preferred Stock has a stated value of $1,000 per share. Each share of Series H Preferred Stock is convertible in 1,000,000 shares of the Company's common stock.

Series I Preferred Stock

The Series I Preferred Stock has a stated value of $10.00 per share. Each share of Series I Preferred Stock is convertible into 500 shares of the Company's common stock.

NUSTATE ENERGY HOLDINGS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Series J Preferred Stock

The Series J Preferred Stock has a stated value of $2,500 per share. Each share of the Series J Preferred Stock is convertible into the Company’s common shares using a conversion price equal to 50% of the average closing price of the Company's common stock for the ten trading days immediately preceding the conversion date, although in no instance less than $0.01 per share or greater than $0.03 per share.

Series Y Preferred Stock

The Series Y Preferred Stock has a stated value and par value of $.01 and has no liquidity preference. Each share of Series Y Preferred Stock has 200 votes per share and has the right to vote with the common shareholders in all matters. The shares are convertible into 230,405 shares of the Company's common stock at the holder's option.  The shares are held by one of the Company’s former Chairman of the Board.

Warrants

The Company issued 6,500,000 warrants to several note holders in lieu of interest during the three-month period ended September 30, 2011. The warrants are exercisable at a range of $0.025 - $0.005 per share and expire in July and September 2014. The fair value of the warrants at issuance of $92,000 is included in interest expense.

Options

In January 2001, The Company adopted the 2001 Employee Stock Compensation Plan, or the Plan.
The Plan provided for stock compensation through the award of shares of the Company’s common stock.

The Company’s board of directors may appoint a Compensation Committee of the board of directors to administer the Plan. In the absence of such appointment, the board of directors was responsible for the administration of the Plan. The Company did not appoint a Compensation Committee to administer the plan. The board of directors had the sole power to award shares of common stock under the Plan, as well as determining those eligible to receive an award of Plan shares. Awards of shares under the Plan may be made as compensation for services rendered, directly or in lieu of other compensation payable, as a bonus in recognition of past service or performance or may be sold to an employee.

The maximum number of shares which may be awarded under the plan is 5,000,000. Awards were generally granted to:

•	executive officers, officers and directors (including advisory and other special directors) of the Company;
•	full-time and part-time employees of our company;
•	natural persons engaged by us as a consultant, advisor or agent;
and;
•	a lawyer, law firm, accountant or accounting firm, or other professional or professional firm engaged by us.

Grants to employees may be made for cash, property, services rendered or other form of payment constituting lawful consideration under applicable law. Shares awarded other than for services rendered may not be sold at less than the fair value of our common stock on the date of grant.

The plan terminated in January 2011.  The board of directors had absolute discretion to amend the plan with the exception that the board had no authority to extend the term of the plan, to increase the number of shares subject to award under the plan or to amend the definition of "Employee" under the plan.

NUSTATE ENERGY HOLDINGS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
The Company generally recognizes its share-based payment over the vesting terms of the underlying options.

			Weighted
			Average
		Weighted	Remaining	Aggregate
		Average Price	Contractual	Intrinsic
	Options	Per Share	Term	Value
Balance, July 1, 2011	86,000,000	$0.01		-
Granted	-	-
Exercised	-	-
Forfeitures	(12,000,000)	0.025
Outstanding at June 30, 2012	74,000,000	0.01	0.86
Granted	-	-
Exercised	-	-
Forfeitures	-	-
Outstanding and exercisable at September 30, 2012	74,000,000	$ 0.01	0.61	$ -

	2012	2011
Weighted-average grant date fair value	N/A	N/A
Fair value of options, recognized as selling, general, and administrative expenses
number of options granted	N/A	N/A

The total compensation cost related to non-vested awards not yet recognized amounted to $0 at September 30, 2012.

The Company’s policy is to issue shares pursuant to the exercise of stock options from its available authorized but unissued shares of common stock. It does not issue shares pursuant to the exercise of stock options from its treasury shares.

NOTE 6: RELATED PARTY TRANSACTIONS

During the three-month periods ended September 30, 2012 and 2011, the Company incurred expenses of $30,000 and $36,250, respectively, and paid $55,500 and $20,100, respectively, to a related party by means of common ownership and management with the Company as compensation to our Chairman of the Board and President.

During the three-month period ended September 30, 2011, the Company issued 5,000,000 warrants with a fair value of $5,000 to a related party which employed our acting Chief Operating Officer, exercisable at $0.005 per share, expiring in September 2014. The Company also incurred expenses of $30,000 and paid $26,000 to the same related party as compensation to our acting Chief Operating Officer.

NOTE 7: SUBSEQUENT EVENTS

In January 2013, the Company issued 50,000,000 shares of its common stock to satisfy an accrued compensation liability of $250,000.